Exhibit 99


Management's Discussion and Analysis of Financial Condition and Results of Operations SUSA Partnership, L.P.

All statements contained herein that are not historical facts, including but not limited to, statements regarding anticipated future development and acquisition activity, the impact of anticipated rental rate increases on the Operating Partnership's revenue growth, the Operating Partnership's 1997 budgeted revenues and expenses, and future capital requirements are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause actual results to differ materially are the following: changes in the economic conditions in the markets in which the Operating Partnership operates negatively impacting the financial resources of the Operating Partnership's clients; certain of the Operating Partnership's competitors with substantially greater financial resources than the Operating Partnership reducing the number of suitable acquisition opportunities offered to the Operating Partnership and increasing the price necessary to consummate the acquisition of particular facilities; increased development of new facilities and competition in the Operating Partnership's markets resulting in over-supply thereby lowing rental and occupancy rates; the availability of sufficient capital to finance the Operating Partnership's business plan on terms satisfactory to the Operating Partnership; increased costs related to compliance with laws, including environmental laws; general business and economic conditions; and the other risk factors described in the Operating Partnership's reports filed from time to time with the Securities and Exchange Commission. The Operating Partnership cautions readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto. Storage USA, Inc. (the "Company") is the sole general partner in the Operating Partnership and is a self-administered, self-managed real estate investment trust ("REIT"). As discussed in Note 1 to the Consolidated Financial Statements, SUSA Partnership, L.P.'s (the "Operating Partnership") 1994 results of operations are presented from March 24, 1994, the date the Operating Partnership commenced operation. As discussed in Note 11 to the Consolidated Financial Statements, the accompanying combined financial statements for the periods prior to March 24, 1994, present only the "carved out" accounts of Storage USA, Inc. (the "Predecessor") comprised of the combined assets, liabilities, and operations of the Predecessor preceding the IPO, including 11 owned facilities and 6 controlled facilities and Storage USA Management Corp. The Predecessor completed its initial public offering (the "IPO") on March 23, 1994, forming the Company and the Operating Partnership. References to the "Operating Partnership" include SUSA Management, Inc., a wholly owned subsidiary.

Due to the substantial number of facilities acquired from the IPO to December 31, 1996, management believes that it is meaningful and relevant in understanding the present and ongoing operations of the Operating Partnership to compare information using occupancy and per square foot and pro forma information.

The following are definitions of terms used throughout this discussion analyzing the Operating Partnership's business. Physical Occupancy is defined as the total net rentable square feet rented as of the date computed divided by the total net rentable square feet available. Gross Potential Income is defined as the sum of all units available to rent at a facility multiplied by the market rental rate applicable to those units as of the date computed. Expected Income is defined as the sum of the monthly rent being charged for the rented units at a facility as of the date computed. Economic Occupancy is defined as the Expected Income divided by the Gross Potential Income. Rent Per Square Foot is defined as the annualized result of dividing Gross Potential Income on the date computed by total net rentable square feet available. Direct Property Operating Cost is defined as the costs incurred in the operation of a facility, such as utilities, real estate taxes, and on-site personnel. Indirect Property Operations Cost is defined as costs incurred in the management of all facilities, such as accounting personnel and management level operations personnel. Net Operating Income ("NOI") is defined as total property revenues less Direct Property Operating Costs.

Outlook:

Internal Growth Strategy:

The Operating Partnership's internal growth strategy is to pursue an active leasing policy, which includes aggressively marketing available space and renewing existing leases at higher rents per square foot. The following table details the same-store Physical Occupancy and Rent Per Square Foot at the end of each quarter of 1996 and 1995:

------------------- ----------------- --------------------- ------------------- ------------------ -------------- ---------------
Quarter ended:      Number of         Physical Occupancy    Physical            Rent Per Square    Rent Per       % increase in
                    same-store        1996                  Occupancy 1995      Foot 1996          Square Foot    Rent Per
                    facilities                                                                     1995           Square Foot
------------------- ----------------- --------------------- ------------------- ------------------ -------------- ---------------
March 31            98                88%                   87%                 $9.61              $8.93          7.6%
------------------- ----------------- --------------------- ------------------- ------------------ -------------- ---------------
June 30             132               90%                   90%                 $9.59              $8.91          7.6%
------------------- ----------------- --------------------- ------------------- ------------------ -------------- ---------------
September 30        146               89%                   90%                 $9.60              $8.98          6.9%
------------------- ----------------- --------------------- ------------------- ------------------ -------------- ---------------
December 31         153               87%                   88%                 $9.61              $8.94          7.5%
------------------- ----------------- --------------------- ------------------- ------------------ -------------- ---------------

The Operating Partnership was able to aggressively increase its Rent Per Square Foot on facilities it has owned for at least one year, while maintaining its Physical Occupancy. This can be attributed, in part, to Partnership-wide sales and marketing programs that are customized for each location by facility managers who have substantial authority and effective incentives. The Operating Partnership's policy is to raise rents, both rates to existing customers and its "street" rates for new customers, at all of its facilities at least once a year regardless of the occupancy level. This increase typically takes place in the Spring, the beginning of the Operating Partnership's highest rental season. The Operating Partnership increases its street rates throughout the year, based on facts and circumstances at individual facilities. The 1% decline in Physical Occupancy at the end of both the third and fourth quarters represents less than one thousand self-storage units and can be attributed, in part, to the Operating Partnership increasing rates during 1996 at facilities acquired during the last six months of 1995. Historically, as the Operating Partnership implements its rate policies at acquisition facilities, existing tenants paying lower rental rates may vacate, to be replaced by tenants leasing under the Operating Partnership's higher rate structure.

The greater than 7% increases in same-store Rent Per Square Foot translated into 1996 total same-store revenue growth of 7.7%, or $3.8 million over 1995 same-store total revenues of $49.2 million. Revenues include late fees, administration fees, lock and packaging income, and other miscellaneous income that account for the fact that total same-store revenue growth was greater than same-store Rent Per Square Foot growth.

The Operating Partnership anticipates same-store revenue growth will slow in 1997, as facilities the Operating Partnership has owned for two or more years will comprise a larger percentage of the same-store pool of facilities during 1997. Revenue growth for a facility generally is greatest in the first year following acquisition as the Operating Partnership implements its higher base rate structure.The Operating Partnership anticipates generating same-store revenue growth of approximately 5.5% in 1997 subject to the risks discussed above.

External Growth Strategy:

The Operating Partnership continued executing its strategy of acquiring suitably located, under performing facilities that offer upside potential due to low occupancy rates or non premium pricing, and by developing and constructing new self-storage facilities in favorable markets. During the year the Operating Partnership invested $304 million in acquiring 82 facilities containing 5.4 million square feet. The Operating Partnership remains committed to its policy of acquiring facilities at projected annual capitalization rates ("Cap Rates") of not less than 10% and generally is acquiring properties at Cap Rates of between 10.0-10.5%. The acquisition facilities continued to realize their upside potential. The 96 facilities the Operating Partnership owned at December 31, 1994 generated returns of 12.3% in 1995, 13.1% in 1996(calculated by dividing NOI by the total acquisition costs of the facilities), and the Operating Partnership is budgeting a return of approximately 14.1% on the facilities in 1997. In 1997, the Operating Partnership has budgeted to invest its acquisition capital at the same levels as in the prior three years, seeking to acquire between 65 and 75 facilities. The Operating Partnership's acquisitions entail risks that investments will fail to perform as expected and that judgements with respect to acquisition prices and costs of improvements will be inaccurate, as well as general real estate investment risks.

In addition to its acquisitions during the year, the Operating Partnership opened two newly developed facilities in northern Virginia totaling 123 thousand square feet for a cost of $9 million. The Operating Partnership also completed expansions to five existing facilities, adding 129 thousand square feet. The Operating Partnership's minimum internal rate of return on investment on development opportunities is 12.5%. The 1997 budgeted un-leveraged return on the two facilities opened during 1996 is 8.8%. In addition to risks associated with owning and operating established facilities, development involves additional risks relating to delays in construction and lease-up and less favorable than anticipated lease terms, all of which could reduce the Company's return.

The Operating Partnership believes that its external growth strategy is enhanced by favorable supply and demand conditions. According to industry data, there were less than four hundred construction starts in 1996. Barriers to entry, including availability of development capital and the absence in many markets of appropriate zoning for self-storage, contribute to the favorable supply and demand balance in the business. Based on Operating Partnership surveys, 52% of its customers are first time users. The Operating Partnership believes that this low market penetration, along with improving product quality and development of a more educated consumer, will continue to validate its external growth strategy. At December 31, 1996, the Operating Partnership had $17.9 million of development in progress and the Operating Partnership had plans to develop 21 new facilities containing 1.7 million square feet. Expansions are planned for 23 existing facilities. Of these, 12 new construction projects and 18 expansions are underway with total estimated costs of $66.8 million. These 30 projects have expected completion dates ranging from the second quarter of 1997 through the first quarter of 1998.


Capital Strategy:

The Operating Partnership expects to finance its external growth strategy primarily through the issuance of debt securities and contributions from the Company's issuance of equity securities. On February 19, 1997, the Operating Partnership and the Company filed a joint shelf registration statement with the Securities and Exchange Commission relating to $450 million of securities, including up to $250 million of common stock, preferred stock, depository shares, and warrants of the Company and up to $200 million of unsecured, nonconvertable senior debt securities of the Operating Partnership. An additional $150 million of unsecured, nonconvertable senior debt securities are issuable under the Operating Partnership's existing shelf registration statement, permitting the Operating Partnership and the Company to issue up to $600 million of securities.

The Operating Partnership anticipates using its lines of credit as an interim source of acquisition funds, repaying the credit lines with longer term debt or contributions from the Company's equity offerings, when management determines market conditions are favorable.

Results of Operations:
Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

In 1996, the Operating Partnership reported growth in revenue, income from property operations, and net income, respectively, of $39.3 million, $20.2 million, and $15.8 million over the prior period. These significant increases are primarily attributable to the Operating Partnership's implementation of its internal and external growth strategies.
 Facility acquisitions during 1996, by quarter, were as follows (in thousands except number of facilities):

                                      Number of Facilities             Cost              Net Rentable Square Feet
------------------------------------- --------------------- --------------------------- ----------------------------
                                                                                                                419
    Quarter ended March 31, 1996               6                               $21,960
------------------------------------- --------------------- --------------------------- ----------------------------
                                                                                91,754                        1,666
    Quarter ended June 30, 1996                26
------------------------------------- --------------------- --------------------------- ----------------------------
                                                                                85,588                        1,599
  Quarter ended September 30, 1996             23
------------------------------------- --------------------- --------------------------- ----------------------------
                                                                               104,610                        1,717
  Quarter ended December 31, 1996              27
------------------------------------- --------------------- --------------------------- ----------------------------
                                                                               303,912                        5,401
               Total                           82
------------------------------------- --------------------- --------------------------- ----------------------------


These acquisitions added 55 thousand units, bringing the total square feet and units of the 242 facilities owned by the Operating Partnership at December 31, 1996 to 16.37 million and 160 thousand, respectively. At December 31, 1996, the average occupancy of the 242 facilities was 86% Physical and 79% Economic with an average Rent Per Square Foot of $9.73. For the 153 comparable facilities owned by the Operating Partnership since December 31, 1995, average occupancy was 87% Physical and 80% Economic, compared to 88% Physical and 81% Economic a year ago. Rent Per Square Foot increased 7.5%, rising to $9.61 from $8.94 a year ago. Same store revenues were $52.96 million in 1996, a 7.7% increase over the $49.19 million in 1995. The majority of this increase is attributable to increases in rental rates as occupancy remains fairly consistent.

Management income in 1996 was $701 thousand, a decline of $371 thousand from the $1.07 million reported in 1995, as the Operating Partnership purchased 16 self-storage facilities during 1996 that had been managed by the Operating Partnership during 1995.

Other income grew to $1.52 million in 1996, or $1.04 million, from the $480 thousand reported in 1995. The increase is primarily caused by $365 thousand increase in the sale of locks and boxes and a $222 thousand increase in truck rental and billboard/cell tower income.

As a percentage of total revenue, rental and management income declined to 98.6% of total revenue from 99.3% in 1995. Other income grew to 1.4% of total revenue from 0.7% in 1995.

Cost of property operations and maintenance was $28.03 million or 26.1% of total revenue in 1996. In 1995, the expense was $18.74 million, or 27.2% of total revenues. The decline as a percentage of total revenues is explained by same store revenue growth out-pacing the expense growth, combined with the revenue impact of over $100 million of late fourth quarter acquisitions. The Operating Partnership historically benefits in the first month or two following acquisitions as the revenues precede the costs of implementing the Operating Partnership's management and operational strategy. During the first three quarters of 1996, expenses averaged 26.5% of revenues, a more typical percentage. Same-store expenses were $11.82 million, representing 6.4% growth over the $11.12 million of expense in 1995. The expense growth on a same-store basis was caused by increased repair and maintenance charges and miscellaneous expenses, including postage, printing, and trash removal.

Tax expense was $8.9 million, or 8.3% of revenues in 1996, compared to $4.9 million, or 7.2% of revenues in 1995. The growth in taxes is caused by increased assessments on properties acquired during late 1994 and 1995. The Operating Partnership expects the expense to remain at a consistent level in 1997.

Direct Property Operating Cost was 30.4% of revenues in 1996, a slight increase from the 29.9% in 1995. This increase is primarily attributable to the increased property tax expense in 1996.

General and administrative expense ("G&A") was $4.12 million, or 3.8% of revenues in 1996, as compared to $2.57 million or 3.8% of revenues in 1995. The growth in the Acquisitions, Administration, and the Development departments contributed to the majority of the dollar growth in the G&A expense.

The increase in depreciation and amortization expense to $12.6 million from $8.6 million reflects the Operating Partnership's acquisition of $304 and $220 million of facilities in 1996 and 1995, respectively.

Interest expense was $8.2 million in 1996, an increase of $5.2 million over the $3.0 million reported in 1995. Interest expense in 1996 represents weighted average borrowings of $92.2 million under the Operating Partnership's lines of credit at a weighted average interest rate of 6.99% as compared to 1995 weighted average borrowings and interest rate of $47.2 million and 6.4%, respectively. In addition, on November 4, 1996, the Operating Partnership issued $100 million of 7.125% notes due November 1, 2003 and during the year assumed $37.3 million of mortgages on facilities acquired.

Interest income grew to $687 thousand, or 0.6% of total revenue in 1996, an increase of $521 thousand, or 0.2% of total revenue in 1995. 1996 interest income represents primarily earnings on overnight deposits and amounts outstanding under the 1995 Employee Stock Purchase and Loan Plan.

Gain on investment of $288 thousand represents a gain on the disposition of the Operating Partnership's investment in a Jacksonville, Florida storage facility that was exchanged for cash and two facilities located in Oklahoma.

Year Ended December 31, 1995 Compared to Period March 24, 1994 (inception) through December 31, 1994

In 1995, the Operating Partnership reported growth in revenue, income from property operations, and net income, respectively, of $42.2 million, $27.3 million, and $18.2 million over the prior period. Compared to pro forma results for 1994, the Operating Partnership's revenues grew $21.0 million, income from property operations increased $12.2 million and net income rose $5.9 million. These significant increases are primarily attributable to both the Operating Partnership's aggressive acquisition strategy and aggressive rental rate increases.
Facility acquisitions during 1995, by quarter, were as follows (in thousands, except number of facilities):

                                      Number of Facilities             Cost              Net Rentable Square Feet
------------------------------------- --------------------- --------------------------- ----------------------------

    Quarter ended March 31, 1995               2                                $7,080                          180
------------------------------------- --------------------- --------------------------- ----------------------------

    Quarter ended June 30, 1995                34                              119,788                        2,248
------------------------------------- --------------------- --------------------------- ----------------------------

  Quarter ended September 30, 1995             14                               56,682                        1,110
------------------------------------- --------------------- --------------------------- ----------------------------

  Quarter ended December 31, 1995              13                               36,450                          890
------------------------------------- --------------------- --------------------------- ----------------------------

               Total                           63                             $220,000                        4,428
------------------------------------- --------------------- --------------------------- ----------------------------

These acquisitions added 44 thousand units, bringing the total square feet and units of the 159 facilities owned by the Operating Partnership at December 31, 1995 to 10.72 million and 105 thousand, respectively. For the year, the 96 facilities owned on December 31, 1994, provided 74% of the Operating Partnership's rental income. These facilities' rental income grew 9.1% over pro forma 1994 results. Approximately 8% of this growth was provided by rate increases. At December 31, 1995, the physical and economic occupancy and rent per square foot on these facilities was 88%, 81%, and $9.24, respectively. The Operating Partnership's portfolio as a whole had average occupancy at December 31, 1995 of 88% physical and 81% economic, with an average rent per square foot of $8.93.

Management income increased $365 thousand over the prior Period, and $216 thousand over the 1994 pro forma results. The pro forma variance reflects the addition of three managed facilities and management during the year of facilities that were subsequently purchased by the Operating Partnership.

Other Income, which consists primarily of sales of lock and packaging products and truck rentals, increased 4% over the prior Period. This increase reflects primarily the growth in the number of facilities owned.

Cost of property operations and maintenance was 27.2% of revenue for 1995 as compared to 26.5% for the prior Period. This increase reflects the addition of Indirect Property Operations Cost to support the level of growth experienced in 1995 and planned in 1996.

Taxes were 7.2% of revenue for 1995 as compared to 6.5% for the prior Period and 6.8% for the pro forma results. This growth as a percentage of revenue reflects the impact of reassessments on the properties purchased during 1994 and 1995. The majority of the increase is attributable to reassessments on acquisitions with the remainder attributable to increased tax rates or reassessments on properties owned for a full year.

Direct Property Operating Cost was 29.9% of rental income, both on the 96 properties owned at December 31, 1994 and the portfolio as a whole. The property level margins remained consistent from 1994 to 1995.

G&A expense declined as a percentage of total revenue as compared to the prior Period and was consistent as compared to the 1994 pro forma results. 1995 G&A expense was $2.6 million, or 3.8% of total revenue as compared to $1.4 million or 5.3% in the prior Period. G&A was $762 thousand for the quarter ended December 31, 1995 and the Operating Partnership expects that the gross expense will grow in 1996 as the Operating Partnership expands its accounting, management information systems, and human resource departments, in connection with its ongoing growth strategy.

The increase in depreciation and amortization to $8.6 million from $2.9 million in the prior Period and $5.7 million on a pro forma basis reflects the Operating Partnership's acquisition of $220 million of facilities in 1995. In addition, the Operating Partnership amortized $903 thousand of the loan fees related to the Operating Partnership's short- term borrowings in 1995. As of December 31, 1995, the Operating Partnership has unamortized loan fees of approximately $230 thousand.

Interest expense was $3.0 million in 1995, a $1.6 million increase over the prior Period. 1995 interest expense represents weighted average borrowings of $47.2 million under the Operating Partnership's lines of credit at a weighted average interest rate of 6.4%.

Interest income in 1995 was $166 thousand, as compared to $658 thousand in 1994. 1995 interest income represents earnings on overnight deposits and amounts outstanding under the 1995 Employee Stock Purchase and Loan Plan, while the prior Period reflected the temporary investment of a portion of the proceeds from the Company's two common stock offerings during the Period.

Year Ended December 31, 1995 results of the Operating Partnership, as compared to the combined (historical) year ended December 31, 1994 results of the Predecessor and the Operating Partnership:

Rental Income increased $39.4 million (146%) primarily as a result of rental rate increases, and an increase in the number of facilities owned as a result of the Operating Partnership acquiring 63 facilities during fiscal year 1995. Management income increased $.18 million (20%) reflecting the addition of three managed facilities and management during the year of facilities that were subsequently purchased by the Operating Partnership.

Cost of property operations and maintenance increased $10.8 million (142%) as a result of an increase in the number of facilities owned during fiscal year 1995. Cost of property operations and maintenance was 27.2% of revenue for 1995 as compared to 26.9% for the combined 1994 period.

Real estate taxes increased $3.1 million (166%) as a result of additional expenses due to acquisitions of 63 facilities during fiscal year 1995 and the impact of property reassessments. Real estate taxes were 7.2% of revenue for 1995 as compared to 6.5% for the combined 1994 period.

G&A expense increased $.9 million (51%) as a result of additional expenses incurred to support the Operating Partnership's aggressive growth strategy. G&A expense was 3.8% of revenue for 1995 as compared to 6.0% for the combined 1994 period. This decline as a percentage of revenue reflects the overall increase in revenue.

Depreciation and amortization expense increased $5.5 million (175%) due to the acquisition of $220 million in facilities in 1995, as well as the impact of recognizing a full year of depreciation on the facilities acquired in the prior period.

Interest expense increased $.4 million reflecting the changes in the Operating Partnership's debt structure between the periods.

Liquidity and Capital Resources

Capital Resources

The Operating Partnership funds its capital requirements primarily through the issuance of debt securities and the contributions from the Company of the proceeds from the issuance of equity securities. On March 1, 1996, the Company entered into a series of agreements providing for a strategic alliance with Security Capital U.S. Realty ("US Realty"). Pursuant to the agreement, subject to the terms and conditions thereof, US Realty purchased 7,028,754 shares of common stock at $31.30 per share in three fundings, and contributed the proceeds to the Operating Partnership. The initial purchase of 1,948,882 shares for $61 million occurred on March 19, 1996. The second funding of 1,916,933 shares for $60 million took place on July 8, 1996. The final funding of 3,162,939 shares for $99 million took place on September 30, 1996. As of December 31, 1996, US Realty owned approximately 34.6% of the outstanding shares of common stock of the Company. On November 4, 1996, the Operating Partnership issued $100 million of 7.125% Notes due November 1, 2003. The Notes are unsecured obligations of the Operating Partnership, and may be redeemed at any time at the option of the Operating Partnership, subject to certain terms and conditions. To fund short term capital needs, the Operating Partnership had in place at December 31, 1996, two lines of credit with total borrowing capacity of $105 million. The lines bear interest at various spreads over a base rate, depending upon the Operating Partnership's debt service coverage. Amounts outstanding under the lines of credit bore interest at a weighted average rate of 6.78% in February 1997. During 1996 the Operating Partnership had net repayments under its lines of credit of $54.9 million. At December 31, 1996, the Operating Partnership had $52.7 million of borrowings outstanding on its lines of credit.

The Operating Partnership also assumed $37.3 million of mortgages on facilities acquired during 1996. At December 31, 1996, the Operating Partnership had $36.7 million of fixed rate mortgages with a weighted average interest rate of 10.14% and $9.1 million of variable rate mortgages with a weighted average interest rate of 9.2%. These mortgages mature at various dates through 2021.

During 1996 the Operating Partnership issued 901,374 units of limited partnership interest in the Operating Partnership ("Units") valued at $30.7 million in connection with the acquisition of facilities. At December 31, 1996, the Operating Partnership had 1,903,797 Operating Partnership Units outstanding. Certain Operating Partnership Units are redeemable for an amount equal to their fair market value ($3.1 million, based upon a price per Unit of $37.625 at December 31, 1996) payable by the Operating Partnership either in cash or (at the Operating Partnership's option, based upon a determination by the Company's Board of Directors that the Operating Partnership's anticipated cash requirements and anticipated cash flow make a lump sum payment imprudent) by a promissory note payable in quarterly installments over two years with interest at the prime rate. Units held by other Limited Partners are redeemable, at the option of such Limited Partners, beginning on the first anniversary of their issuance, for amounts equal to the then fair market value of their Units ($35.5 million, based upon a price per Unit of $37.625 at December 31, 1996) payable by the Operating Partnership in cash or, at the option of the Operating Partnership, in shares of the Company's Common Stock at the initial exchange ratio of one share for each Unit. It is anticipated that a source of funds for any such cash redemption will be retained cash flow or proceeds from the future sale of securities of the Operating Partnership or the Company or other Operating Partnership or Company indebtedness. The Company has agreed to register under the Securities Act of 1933 any shares of the Company's common stock issued upon redemption of Units.

The Operating Partnership's investing activities consisted primarily of the acquisition of 82 self-storage facilities for approximately $304 million, along with new development and expansion of existing facilities. During 1996, the Operating Partnership opened two newly constructed facilities in northern Virginia totaling 123 thousand square feet for a cost of $9.3 million. The Operating Partnership also completed five expansions to existing facilities totaling 129 thousand square feet. The Operating Partnership generated cash flow from operating activities of $ 60.04 million in 1996, an increase of $22.3 million over 1995, primarily as a result of the significant expansion of the Operating Partnership's portfolio as discussed under "Results of Operations".

On February 19, 1997, the Company and the Operating Partnership filed a shelf registration statement relating to $450 million of securities, as more fully discussed under "Outlook- Capital Strategy". In March , 1997, the Company issued
2.5 million shares of its common stock for an aggregate purchase price of $90 million. The Company contributed the proceeds from the offering to the Operating Partnership in exchange for additional units of partnership interest, which the Operating Partnership used to repay debt incurred under its revolving lines of credit to finance the acquisition of self-storage facilities, and for working capital.

The Company anticipates, subject to prevailing market conditions and other business economic factors, issuing preferred stock or debt securities through the Operating Partnership to finance its liquidity requirements for the remainder of 1997. In anticipation of a debt offering, the Operating Partnership entered into a forward starting interest rate swap with a notional amount of $75 million, which had the effect of fixing the seven-year U.S. Treasury rate starting May 1, 1997 at 6.87%. At December 31, 1996, the Operating Partnership had an unrealized loss on this derivative instrument of $1.1 million.

The proceeds from any debt or equity offering by the Operating Partnership or the Company would be used to repay borrowings under the Company's lines of credit and for general purposes. As a general matter, the Operating Partnership anticipates utilizing its lines of credit as an interim source of funds to acquire and develop self- storage facilities and repaying the credit lines with longer- term debt or equity when management determines that market conditions are favorable. The Operating Partnership believes that the combination of the Company's common stock issuance, and debt or equity issuances pursuant to the shelf registration statements, in addition to borrowings under its credit facilities and issuances of Units, as described above, will provide the Operating Partnership with necessary liquidity and capital resources to meet the requirements of its operating strategies in 1997.

The Operating Partnership expects to incur approximately $1.2 million for scheduled maintenance and repairs during the next twelve months and approximately $7.2 million to conform facilities acquired during 1996, 1995, and 1994 to Operating Partnership standards.

The Operating Partnership at December 31, 1996, had Partners Capital of approximately $632 million, a debt- to- partners' capital ratio of 31.4%, a debt- to -total assets ratio of 23.5%, and a debt service coverage ration of 7:1. The debt policy of the Company and the Partnership, which is subject to change at the discretion of the Company's Board of Directors, is to limit total indebtedness to the lesser of 50% of total assets at cost or that amount that will sustain a minimum debt service coverage ratio of 3:1.

Funds from Operations ("FFO")

The Operating Partnership believes FFO should be considered in conjunction with net income and cash flows to facilitate a clear understanding of its operating results. FFO is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income as a measure of the Operating Partnership's financial performance or as an alternative to cash flows from operating activities as a measure of liquidity. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs. Effective January 1, 1996, the National Association of Real Estate Investment Trusts amended its definition of FFO. The Operating Partnership, presented its 1996 FFO under the amended method and restated prior years FFO. As such, the Operating Partnership's FFO may not be comparable to similarly titled measures of other REITs who may have not restated prior years FFO under the amended method. The pro forma FFO was prepared as if the IPO and the related formation transactions, including the acquisition of 26 facilities, had occurred on January 1, 1994.

The following table illustrates the components of the Operating Partnership's FFO for the years ended December 31, 1996 and 1995, and pro forma for the year ended December 31, 1994:

------------------------------------------------- --------------------- ---------------------- ----------------------
(Amounts in thousands)                            1996 Historical       1995 Historical        1994 Pro Forma
------------------------------------------------- --------------------- ---------------------- ----------------------

Net Income                                                     $46,211                $30,420                $14,531

Depreciation of real property                                   11,865                  6,996                  2,984

Amortization of non compete                                         83                    252                    167

Amortization of lease guarantees                                    70                    385                    186


Consolidated FFO                                               $58,229                $38,053                $17,868


------------------------------------------------- --------------------- ---------------------- ----------------------

The Operating Partnership had weighted average units outstanding of 22,108 and16,294, for the years ended December 31, 1996, and 1995, respectively. The Operating Partnership distributed $2.25 and $2.04 per unit in 1996 and 1995, respectively.

The Company, as a qualified REIT, is required to distribute a substantial portion of its net income as dividends to its shareholders. The Company's payout ratio was 85.9% and 87.6% for 1996 and 1995, respectively. It is the intent of the Operating Partnership that cash distributions will be made each fiscal year to enable the Company to meet it's distribution requirements for qualification as a REIT. While the Operating Partnership's goal is to generate and retain sufficient cash flow to meet its operating, capital and debt service needs, its distribution requirements may require the Operating Partnership to utilize its bank lines of credit and other sources of liquidity to finance property acquisitions and development, and major capital improvements.

The Operating Partnership believes that its liquidity and capital resources are adequate to meet its cash requirements for the next twelve months. Portfolio expansion and repayment of principal on Operating Partnership indebtedness represent the Operating Partnership's primary long-term liquidity requirements. The Operating Partnership does not expect to generate sufficient funds from operating cash flow to meet such long- term liquidity needs and intends to finance them primarily through borrowings under its lines of credit, debt or proceeds contributed from Company equity offerings, or additional borrowings for such purpose.

Competition

The Operating Partnership monitors the development of self- storage facilities in its markets. The Operating Partnership has identified four markets in which potential overbuilding may be occurring. In two of these markets (Dallas and Albuquerque) the Operating Partnership may be required to reduce by 50% its normal yearly rental rate increase, and in two markets (Atlanta and Las Vegas), the Operating Partnership may experience a minimal reduction in Physical Occupancy during 1997. As a result of the geographic diversity of the Operating Partnership's portfolio, the Operating Partnership does not expect the potential for excess supply in these markets to have a significant impact on its financial condition or results of operations.

Inflation

The Operating Partnership does not believe that inflation has had or will have a direct effect on its operations. Substantially all of the leases at the facilities allow for monthly rent increases which provide the Operating Partnership with the opportunity to achieve increases in rental income as each lease matures.

Seasonality

The Operating Partnership's revenues typically have been higher in the third and fourth quarter primarily because the Operating Partnership increases its rental rates on most of its storage units at the beginning of May, and to a lesser extent because self-storage facilities tend to experience greater occupancy during the late spring, summer, and early fall months due to the greater incidence of moves during those periods. The Operating Partnership believes that its tenant mix, rental structure, and expense structure provide adequate protection against undue fluctuations in cash flows and net revenues during off-peak seasons. Thus, the Operating Partnership does not expect seasonality to materially affect distributions to shareholders.

Recent Accounting Developments

In February of 1997, Statement of Financial Accounting Standards No. 128, "Earnings per Share" was issued. The statement establishes standards for computing and presenting earnings per share and is effective for financial statements issued for periods ending after December 15, 1997. The Operating
Partnership has yet to assess the impact of this standard on the financial statements.

Qualification as a REIT

The Company intends to operate so as to qualify as a REIT under the Internal Revenue Code (the "Code"). Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. The complexity of these rules is greater in the case of a REIT that holds its assets in partnership form. Furthermore, there are no controlling authorities that deal specifically with many tax issues affecting a REIT that operates self-storage facilities. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, new regulations, administrative interpretations or court decisions could have a substantial adverse effect with respect to the qualifications as a REIT or the federal income tax consequences of such qualification. If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the cash available for distribution to shareholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of a majority of the shareholders, to revoke the REIT election.

                             SUSA Partnership, L.P.
                           Consolidated Balance Sheets
                    (Amounts in thousands, except share data)

                                                                                   as of                       as of
                                                                       December 31, 1996           December 31, 1995
                                                               --------------------------    ------------------------

Assets

Investments in storage facilities, at cost:
Land                                                                            $235,139                    $139,603
Buildings and equipment                                                          620,503                     369,694
                                                               --------------------------    ------------------------
                                                                                 855,642                     509,297

Accumulated depreciation                                                         (26,573)                    (14,561)
                                                               --------------------------    ------------------------
                                                                                 829,069                     494,736

Cash & cash equivalents                                                            1,349                       2,802
Other assets                                                                      14,889                      11,987
                                                               --------------------------    ------------------------

     Total assets                                                               $845,307                    $509,525
                                                               ==========================    ========================

Liabilities & shareholders' equity

Line of credit borrowings                                                        $52,730                    $107,605
Mortgage notes payable                                                            45,724                       6,670
Notes payable                                                                    100,000                           -
Accounts payable & accrued expenses                                                7,641                       5,910
Rents received in advance                                                          5,640                       3,680
Minority interest                                                                  1,592                         524
                                                               --------------------------    ------------------------

     Total liabilities                                                           213,327                     124,389
                                                               --------------------------    ------------------------

Commitments and contingencies

Partners' Capital:
General partnership units                                                                                    364,947
 24,723,027 and 17,562,363
 outstanding                                                                     585,419
Limited partnership units, 1,903,797
   and 1,025,423 outstanding                                                      56,814                      26,916
Notes receivable - employees                                                     (10,253)                     (6,727)
                                                               --------------------------    ------------------------

     Total partners' capital                                                     631,980                     385,136
                                                               --------------------------    ------------------------

     Total liabilities & partners' equity                                       $845,307                    $509,525
                                                               ==========================    ========================

                 See notes to consolidated financial statements

              SUSA Partnership, L.P. (the "Operating Partnership")
                                       and
                      Storage USA, Inc.(the "Predecessor")
                      Consolidated Statements of Operations

                  (amounts in thousands, except per share data)

                                                                                                                  PREDECESSOR
                                                                                  For the period March 24,  For the period January
                                                   Year ended         Year ended  1994(inception) through      1,1994 through
                                            December 31, 1996  December 31, 1995   December 31, 1994           March 23, 1994
                                              ---------------  -----------------  -----------------------   ----------------------


Property Revenues:
Rental income                                       $105,091            $66,455                  $24,667                   $2,358
Management income                                        701              1,072                      707                      188
Other income                                           1,517                480                      460                       52
                                              ---------------  -----------------  -----------------------   ----------------------

Total property revenues                              107,309             68,007                   25,834                    2,598
                                              ---------------  -----------------  -----------------------   ----------------------

Property Expenses:
Cost of property operations & maintenance             28,029             18,471                    6,851                      792
Taxes                                                  8,903              4,900                    1,686                      153
General & administrative                               4,122              2,568                    1,374                      325
Depreciation & amortization                           12,618              8,586                    2,882                      244
                                              ---------------  -----------------  -----------------------   ----------------------

Total property expenses                               53,672             34,525                   12,793                    1,514
                                              ---------------  -----------------  -----------------------   ----------------------

Income from property operations                       53,637             33,482                   13,041                    1,084
                                              ---------------  -----------------  -----------------------   ----------------------

Other income (expense):
Interest expense                                      (8,244)            (3,004)                  (1,404)                  (1,195)
Interest income                                          687                166                      658                  -------
                                              ---------------  -----------------  -----------------------   ----------------------

Income (loss) before minority interest
and gain on investment                                46,080             30,644                   12,295                     (111)

Gain on Investment                                       288                  0
                                              ---------------  -----------------  -----------------------   ----------------------

Income (loss) before minority interest                46,368             30,644                   12,295                     (111)

Minority interest                                       (157)              (224)                    (158)                     (54)
                                              ---------------  -----------------  -----------------------   ----------------------

Net income (loss)                                    $46,211            $30,420                  $12,137                    ($165)
                                              ===============  =================  =======================   ======================


Net income per unit                                    $2.09              $1.87                    $1.28
                                              ===============  =================  =======================

Weighted average units outstanding                    22,108             16,294                    9,467
                                              ===============  =================  =======================


                 See notes to consolidated financial statements

              SUSA Partnership, L.P. (the "Operating Partnership")
                                       and
                      Storage USA, Inc.(the "Predecessor")
                      Consolidated Statements of Cash Flows

                             (Amounts in thousands)


                                                                         Year ended             Year ended
                                                                  December 31, 1996      December 31, 1995
                                                                 ------------------     ------------------

Operating Activities:

Net Income                                                                 $46,211                $30,420

Adjustments to reconcile net income to net cash provided by operating activities:

     Depreciation and amortization                                          12,618                  8,586
     Minority interest                                                         157                    224
     Gain on investment                                                       (288)
     Changes in assets and liabilities:
          Other assets                                                      (2,631)                (4,009)
          Other liabilities                                                  3,691                  2,554
                                                                 ------------------     ------------------
Net  cash provided by operating activities:                                 59,758                 37,775
                                                                 ==================     ==================

Investing Activities:
Acquisition and improvements of storage facilities                        (273,043)              (212,326)
Development of storage facilities                                           (3,837)                (4,842)
                                                                 ------------------     ------------------
Net cash used in investing activities                                     (276,880)              (217,168)
                                                                 ==================     ==================

Financing Activities:
Net borrowings (repayments) under line of credit                           (54,875)               103,605
Mortgage principal payments                                                   (298)                   (79)
Mortgage principal borrowings                                                2,063                  2,376
Increase in payable to affiliates                                                -                      -
Distributions to general partner                                           (47,934)               (33,414)
General partner contributions                                              220,721                108,169
Proceeds from issuance of notes payable                                     99,140                      -
Distribution to limited partners                                            (2,900)                (1,483)
Distribution to minority interests                                            (248)                  (257)
                                                                 ------------------     ------------------
Net cash provided by financing activities                                  215,669                178,917
                                                                 ==================     ==================

Net increase (decrease) in cash and equivalents                             (1,453)                  (476)
Cash and equivalents, beginning of period                                    2,802                  3,278
                                                                 ------------------     ------------------
Cash and equivalents, end of period                                         $1,349                 $2,802
                                                                 ==================     ==================

Supplemental schedule of non-cash activities:
General partnership units issued in exchange for notes receivable           $3,541                 $6,727
Mortgages assumed on storage facilities acquired                           $37,289                      -
Land contributed for minority interest                                      $1,162
Exchange of Operating Partnership units for common shares                     $613
Storage facilities acquired in exchange for Limited
  Partnership Units                                                        $30,726                $17,978
                                                                 ==================     ==================


                                                                                                       PREDECESSOR
                                                                  For the period March 24,  For the period January
                                                                   1994(inception) through          1,1994 through
                                                                         December 31, 1994          March 23, 1994
                                                                  ------------------------  ----------------------

Operating Activities:

Net Income                                                                        $12,137                   ($165)

Adjustments to reconcile net income to net cash provided by operating activities:

     Depreciation and amortization                                                  2,882                     244
     Minority interest                                                                158                       -
     Gain on investment
     Changes in assets and liabilities:
          Other assets                                                             (4,385)                   (809)
          Other liabilities                                                         7,036                     393
                                                                  ------------------------  ----------------------
Net  cash provided by (used in) operating activities:                              17,828                    (337)
                                                                  ========================  ======================

Investing Activities:
Acquisition and improvements of storage facilities                               (264,561)                  -----
Development of storage facilities                                                    (327)                  -----
                                                                  ------------------------  ----------------------
Net cash used in investing activities                                            (264,888)                      0
                                                                  ========================  ======================

Financing Activities:
Net borrowings (repayments) under line of credit                                    4,000                     450
Mortgage principal payments                                                           (40)                    (44)
Mortgage principal borrowings                                                       4,413                       -
Increase in payable to affiliates                                                       -                     178
Distributions to general partner                                                  (13,070)                   (397)
General partner contributions                                                     255,483                       -
Proceeds from issuance of notes payable                                                 -                       -
Distribution to limited partners                                                     (271)
Distribution to minority interests                                                   (177)                      -
                                                                  ------------------------  ----------------------
Net cash provided by financing activities                                         250,338                     187
                                                                  ========================  ======================

Net increase (decrease) in cash and equivalents                                     3,278                    (150)
Cash and equivalents, beginning of period                                            ----                     150
                                                                  ------------------------  ----------------------
Cash and equivalents, end of period                                                $3,278                      $0
                                                                  ========================  ======================

Supplemental schedule of non-cash activities:
General partnership units issued in exchange for notes receivable                       -
Mortgages assumed on storage facilities acquired
Land contributed for minority interest
Exchange of Operating Partnership units for common shares
Storage facilities acquired in exchange for Limited                                     -
  Partnership Units                                                                $9,611
                                                                  ========================





                 See notes to consolidated financial statements

                             SUSA PARTNERSHIP, L.P.

                             CONSOLIDATED STATEMENTS
                              OF PARTNERS' CAPITAL


                                                  General      Limited       Notes         Total
                                                  Partnership  Partnership   Receivable-   Partners'
                                                  Capital      Capital       Employees     Capital
                                                  ---------------------------------------------------
                                                                 (amounts in thousands)

Initial capital contribution at March 24, 1994       $109,969                               $109,969

Contribution of self-storage facilities in
exchange for units                                                    9,611                    9,611

Capital contribution                                  145,514                                145,514

Net income                                             11,927           210                   12,137

Distributions                                         (13,070)         (271)                 (13,341)
                                                  ---------------------------------------------------

Balance at December 31, 1994                          254,340         9,550                  263,890
                                                  ===================================================


Capital contribution                                  114,896                                114,896

Contribution of self-storage facilities in
exchange for units                                                   17,554                   17,554

Issuance of units to employees in
exchange for notes receivable                                                      (6,727)    (6,727)

Net income                                             29,125         1,295                   30,420

Distributions                                         (33,414)       (1,483)                 (34,897)
                                                  ---------------------------------------------------

Balance at December 31, 1995                          364,947        26,916        (6,727)   385,136
                                                  ===================================================


Capital contribution                                  224,880                                224,880

Contribution of self-storage facilities in
exchange for units                                                   30,113                   30,113

Issuance of units to employees in
exchange for notes receivable                                                      (3,526)    (3,526)

Net income                                             43,526         2,685                   46,211

Distributions                                         (47,934)       (2,900)                 (50,834)
                                                  ---------------------------------------------------

Balance at December 31, 1996                          585,419        56,814       (10,253)   631,980
                                                  ===================================================

                          See notes to consolidated financial statements.

                             SUSA Partnership, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Amounts in Thousands, Except per unit data)

                                     NOTE 1
                                  ORGANIZATION

SUSA Partnership, L.P. (the "Operating Partnership") which commenced operation on March 23, 1994, is engaged in owning, developing, constructing and operating self-storage facilities throughout the United States. Storage USA, Inc. (the "Predecessor" See Note 13), a Tennessee corporation, was formed in 1985 to own, develop, construct, and operate self-storage facilities throughout the United States. On March 23, 1994, the Predecessor completed an initial public offering (the "IPO") of 6,325,000 shares of common stock at $21.75 per share forming Storage USA, Inc. (the "Company"), the sole general partner in the Operating Partnership. The Company is a self-administered and self-managed real estate investment trust ("REIT).

The results for the period from January 1, 1994 through March 23, 1994 are presented for the Predecessor and are labeled as such on the financial statements related to predecessor activity.

On March 23, 1994, the Company contributed substantially all of its net assets of $109,969 to the Operating Partnership in exchange for an approximately 98.9% general partnership interest in the Operating Partnership. The Operating
Partnership used the contribution from the Company to acquires 26 self-storage facilities from unrelated third parties, to acquire the outstanding partnership interest in five controlled facilities, and for working capital.

In addition, the Operating Partnership formed SUSA Management, Inc. ("SUSA Management"), to provide self-storage management to third parties and certain ancillary services. The Operating Partnership owns 99% of the economic interest of SUSA Management.


                                     NOTE 2
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                              Basis of Presentation

The consolidated financial statements include the accounts of the Operating Partnership and SUSA Management. All intercompany balances and transactions have been eliminated. The financial statements reflect the segregation of the operating activities for the periods presented related to the Operating
Partnership and the Predecessor, which has been accounted for on a basis consistent with the Operating Partnership except for the items noted in Note 13.


             Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

                              Federal Income Taxes

No provision has been made for income taxes in the accompanying consolidated financial statements since such taxes, if any, are the responsibility of the individual partners.

                             SUSA Partnership, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Amounts in Thousands, Except per unit data)


                            Cash and Cash Equivalents

The Operating Partnership considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.


                               Revenue Recognition

Rental income and management income is recorded when due from tenants and customers. Rental income received prior to the start of the rental period is included in rents received in advance.

                                  Other Income

Other income consists primarily of sales of storage-related merchandise (locks and packing supplies) and commissions from truck rentals.

                                    Interest
Interest is capitalized on accumulated expenditures relating to the development of certain qualifying properties. During 1996, 1995, and 1994, total cash paid by the Operating Partnership for the interest was $7,636, $3,345, and $1,404 respectively, which includes $965, and $532, which was capitalized in 1996, and 1995, respectively. No interest was capitalized in 1994.

                            Deferred Financing Costs

Deferred financing costs are amortized over a period not to exceed the term of the related debt. Amortization of deferred financing costs is classified as amortization expense and included in the consolidated statement of operations in the amount of $361, $705, and $115 in 1996, 1995, and 1994, respectively.

                       Interest Rate Management Agreements

The Operating Partnership enters into interest rate risk management agreements to manage interest rate risk associated with anticipated debt transactions. The Operating Partnership follows SFAS No. 80 "Accounting for Futures Contracts" which permits hedge accounting for anticipatory transactions meeting certain criteria. Gains and losses, if any, on these transactions are deferred and amortized over the terms of the related debt as an adjustment to interest expense. Changes in the fair value of the interest rate risk management agreements are not recognized in the financial statements. In the event that the anticipatory transaction is no longer likely to occur, the Operating Partnership would mark the derivative to market and would recognize any adjustment in the consolidated statement of operations. The Operating Partnership does not enter into interest rate risk management agreements for trading or speculative purposes.

                        Investment in Storage Facilities

Storage facilities are recorded at cost. Depreciation is computed using the straight line method over estimated useful lives of 40 years for buildings and improvements, and three to ten years for furniture, fixtures and equipment. Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred. Certain costs, principally payroll, directly related to real estate acquisitions and development, are capitalized.

                             SUSA Partnership, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Amounts in Thousands, Except per unit data)


If there is an event or a change in circumstances that indicates that the basis of the Operating Partnership's property may not be recoverable the Operating Partnership's policy is to assess any impairment of value. Impairment is evaluated based upon comparing the sum of the expected future cash flows (undiscounted and without interest charges) to the carrying value of the asset. If the cash flow is less, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the fair value of the asset.



                                Minority Interest

The minority interest reflects the ownership interest of the limited partners in three facilities in which the Operating Partnership is a general partner. The limited partner's share of the net income of the Operating Partnership is charged to minority interest expense and increases the Operating Partnership's liability. Distributions to the limited partners reduces the Operating Partnership's liability.



                                 Income Per Unit

Net income per unit is calculated using the weighted average number of units outstanding during the period.

                                Reclassifications

Certain previously reported amounts have been reclassified to conform with the current financial statement presentation.

                             SUSA Partnership, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Amounts in Thousands, Except per unit data)


                                     NOTE 3
                        INVESTMENT IN STORAGE FACILITIES


The following summarizes activity in storage facilities during the period:

Cost

Balance at December 31, 1994                           278,993
Property acquisitions                                  220,541
Land acquisitions                                        5,733
Improvements                                             4,030
                                                     ---------
Balance at December 31, 1995                           509,297

Property acquisitions                                  305,760
Land acquisitions  and joint venture development        21,329
Facility expansions                                      8,986
Developments placed in service                           8,679
Improvements                                             4,711
Property Exchange                                       (3,120)
                                                     ---------
Balance at December 31, 1996                           855,642

Accumulated Depreciation

Balance at December 31, 1994                             7,224
Additions during the year                                7,337
                                                     ---------
Balance at December 31, 1995                            14,561

Additions during the year                               12,012
                                                     ---------
Balance at December 31, 1996                            26,573

The aggregate cost of real estate facilities for federal income tax purposes was approximately $797,352 and $479,037 at December 31, 1996 and 1995, respectively.


                                     NOTE 4
                             MORTGAGE NOTES PAYABLE


Mortgage notes payable consist of the following at December 31:

                                            1996             1995
                                            ----             ----
Conventional fixed rate                   $36,666           $6,670
Conventional variable rate                  9,058              ---
                                           ------            -----
Total                                      45,724            6,670
                                           ------            -----

Conventional fixed-rate mortgage notes included 13 mortgages encumbering 13 properties with a cost basis of $68,572 at December 31, 1996 and three loans encumbering three properties with a cost basis of $16,032

                             SUSA Partnership, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Amounts in Thousands, Except per unit data)

at December 31, 1995. Mortgage notes are generally due in monthly installments of principal and interest and mature at various dates through 2021. At December 31, 1996 and 1995, this debt carried fixed rates of interest ranging from 6.8% to 11.5% (10.14% weighted average) and 8.375% to 10.6% (9.67% weighted average), respectively.

Conventional variable-rate mortgage notes consist of 4 loans encumbering four properties with a cost basis of $13,500 at December 31, 1996. Two of the notes require monthly principal and interest payments and mature in 2019. Two of the notes require monthly payments of interest only and mature in 2001. At December 31, 1996 conventional variable rate debt had interest rates ranging from 7.81% to 9.67% with a weighted average interest rate of 9. 2%.

The aggregate principal payments of mortgage notes (fixed and variable rate) for the five years subsequent to December 31, 1996 are as follows:

1997                                                   $10,802
1998                                                       614
1999                                                       677
2000                                                       746
2001                                                       824
Thereafter                                             $32,061




                                     NOTE 5
                                  NOTES PAYABLE

On November 4, 1996, the Operating Partnership issued $100,000 of 7.125% senior unsecured notes (the "Notes") due November 1, 2003. Interest on the Notes is payable on May 1 and November 1 of each year, commencing May 1, 1997. The Notes are redeemable at any time at the option of the Operating Partnership in whole or in part, at a redemption price equal to the sum of: (a) the principal amount of the Notes being redeemed plus accrued interest or (b) a make-whole amount as more fully defined in the Notes prospectus. The Notes are not subject to any mandatory sinking fund and are an unsecured obligation of the Operating Partnership. The Notes contain various covenants restricting the amount of secured and unsecured indebtedness the Operating Partnership may incur. The $979 offering discount and the approximately $353 of offering costs, net of accumulated amortization, are included in other assets at December 31, 1996, and are being amortized into interest expense over the term of the Notes.


                                     NOTE 6
                            LINE OF CREDIT BORROWINGS

                                                            1996         1995
                                                            ----         ----
Total lines of credit at December 31                      $105,000     $123,000
Borrowings outstanding at December 31                      $52,730     $107,605
Weighted average daily borrowing during the year           $92,225      $47,135
Maximum daily borrowing during the year                   $150,153     $121,700
Weighted average daily interest rate during the year        6.99%       6.42%

                             SUSA Partnership, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Amounts in Thousands, Except per unit data)


At December 31, 1996, and 1995, the Operating Partnership had a $75,000 line of credit with a group of commercial banks. This line bears interest at various spreads over a base rate based on the Operating Partnership's debt service coverage. The credit agreements mature annually in February, and are renewable at the option of the Operating Partnership. On January 28, 1997, the Operating Partnership exercised its option and extended the maturity to February 8, 1998. At December 31, 1996, the Operating Partnership had a $30,000 line of credit with a commercial bank. The line bears interest at spreads over LIBOR and is payable on demand. None of these agreements have compensating balance requirements.

During 1996 the Operating Partnership entered into a $50,000 bridge loan with the same group of commercial banks as the $75,000 line of credit. The bridge loan had a one-year term and bore interest at various LIBOR spreads, which spreads increased with the passing of each four-month period. The Operating Partnership borrowed the entire amount available under the bridge loan in June of 1996, and repaid the amount in full in September 1996, and the facility was terminated at that time.

At December 31, 1995, the Operating Partnership had a $25,000 term note with an initial termination date of April 21, 1996. The note was issued by the same group of commercial banks participating in the $75,000 line of credit, and bore interest at 1.35% over 30 day LIBOR. The note was paid in full in March 1996, and the facility was terminated at that time.

At December 31, 1995, the Operating Partnership had $23,000 line with a commercial bank. The $23,000 line consisted of an $8,000 tranche that matured on February 15, 1996, and a $15,000 tranche that matured on July 1, 1996. Both tranches, at the option of the Operating Partnership, bore interest at prime or LIBOR plus 2.25%, and were collateralized by mortgages on 13 facilities. Subsequent to December 31, 1995, the commercial bank agreed to release the mortgages and increase the line to $30,000.

                                     NOTE 7
                   PRO FORMA FINANCIAL INFORMATION (UNAUDITED)


The following summary of unaudited pro forma combined financial information of the Operating Partnership is presented as if: (a) the acquisition during 1996 of 82 properties totaling 5,401 square feet for a cost of approximately $304,000 and (b) the issuance of 7,029 shares of common stock for net proceeds of approximately $220,528 had occurred on January 1, 1996. The unaudited combined financial information is not necessarily indicative of what actual results of operation of the company would have been assuming such transactions had been completed as of January 1, 1996, nor does it purport to represent the results of operations for future periods.

Year ended December 31,                1996
                                       ----
Pro Forma total revenues             $133,039
Pro forma net income                 $ 54,767
Pro forma earnings per unit          $   2.11

                             SUSA Partnership, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Amounts in Thousands, Except per unit data)


                                     NOTE 8
                              FINANCIAL INSTRUMENTS

The Operating Partnership's carrying amounts and fair value of its financial instruments were as follows:

as of December 31,                                        1996                             1995
                                             Carrying value    Fair value    Carrying value    Fair value
                                             --------------    ----------    --------------    ----------
Cash and cash equivalents                    $   1,349         $  1,349      $   2,802         $   2,802
Line of credit borrowings                       52,730           52,730        107,605           107,605
Mortgage notes payable                          45,724           49,963          6,670             7,003
Notes payable                                  100,000           99,587            ---               ---
Interest rate risk management agreements         ----            (1,118)           ---            (3,547)

The Operating Partnership, in determining the fair values set forth above, used the following methods and assumptions:

            Mortgage and Notes Payable and Line of Credit Borrowings

The Operating Partnership's line of credit borrowings bear interest at variable rates and therefore cost approximates fair value. The fair value of the Mortgage notes payable, and the Notes payable were estimated using discounted cash flow analysis, based on the Operating Partnership's current incremental borrowing rate at December 31, 1996 and 1995, for similar types of borrowing arrangements.


                     Interest Rate Risk Management Agreement

In 1996, the Operating Partnership entered into a $75 million (notional amount) fixed pay forward starting swap agreement with a major Wall Street investment banking firm in order to reduce the interest rate risk associated with the anticipated issuance of fixed rate debt by the Operating Partnership in 1997. The transaction allowed the Operating Partnership to lock- in a seven year Treasury rate of 6.87% on or before May 1, 1997. The Operating Partnership anticipates terminating the swap transaction upon the issuance of the fixed rate debt. At December 31, 1996, the Operating Partnership had a $(1,118) unrealized loss on this transaction. Any gain or loss from this transaction will be deferred and amortized as an adjustment to interest expense over the term of the fixed rate debt. This transaction exposes the Operating Partnership to credit loss in the event of non-performance by the counterparty, however such non-performance is not anticipated as the counterparty is a highly rated, credit quality entity.

During 1996, the Operating Partnership entered into an interest rate swap agreement in order to reduce the interest rate risk associated with the issuance of the $100,000 Notes (see Note 5). The Operating Partnership terminated the agreement on the date the Notes were issued and recognized a $(2,481) loss. This loss, net of accumulated amortization, is included in other assets at December 31, 1996 and is being amortized into interest expense over the term of the Notes.

During 1995, the Operating Partnership had entered into an interest rate swap agreement with the objective of reducing its exposure to future interest rate fluctuations. The agreement involved the exchange of a variable rate for a fixed rate interest payment obligation. The agreement had a notional principal amount of $100,000, an effective date of March 1, 1996, and a maturity date of March 1, 2003. At December 31, 1995, the fair value of the agreement was ($3,547). On March 8, 1996, the Operating Partnership closed the interest rate swap agreement and received proceeds of approximately $50.

                             SUSA Partnership, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Amounts in Thousands, Except per unit data)


 The gain from this contract was deferred and is being amortized over the life of the Notes (see Note 5). The fair value of the interest rate management agreements as of December 31, 1996 and 1995, represents the estimated amount the Operating Partnership would have paid to terminate the agreements on those dates.

                                     NOTE 9
                          COMMITMENTS AND CONTINGENCIES

                                Lease Agreements

The Operating Partnership has various lease agreements for office space. Total future minimum rental payments on the office leases are $451 in year one: $471 in year two through three, and $478 in year four, and $433 in year five.

                                   Guarantees

The Operating Partnership is a limited guarantor on the financing of five development projects in which the Operating Partnership has either a partnership interest or an option to purchase the facility at various times after completion. Under the terms of the guarantee, the Operating Partnership has the option, upon notice by the financial institution of an event which would require payment by the Operating Partnership under the guarantee, of (a) purchasing the note and all related loan documents without recourse or (b) payment of the guarantee. At December 31, 1996 the Operating Partnership had maximum exposure under the guarantee arrangements of $18,250.

                     Redemption of Limited Partnership Units

At December 31, 1996, there were 1,903,797 Limited Partnership Units outstanding. Certain Limited Partnership Units are redeemable for an amount equal to their fair market value ($3.1 million, based upon a price per Unit of $37.625 at December 31, 1996) payable by the Operating Partnership in cash or by a promissory note payable in quarterly installments over two years with interest at the prime rate. Units held by other Limited Partners are redeemable, at the option of such Limited Partners, beginning on the first anniversary of their issue, for amounts equal to the then fair market value of their Units ($35.5 million, based upon a price per Unit of $37.625 at December 31, 1996) payable by the Company in cash or, at the option of the Company, in shares of the Company's common stock at the exchange ration of one share for each Unit.


                                     NOTE 10
                               PARTNERSHIP CAPITAL

The Company, as a corporate general partner, has Stock Option, Employee Stock Purchase and Loan, and Dividend Reinvestment and Stock Purchase Plans. Under the terms of the partnership agreement, all proceeds from the issuance of common stock under the plans are contributed to the Operating Partnership in exchange for Operating Partnership Units.

The Company applies APB25 and related interpretations in accounting for its stock-based compensation plan. In accordance with SFAS123 "Accounting for Stock-Based Compensation", the Company elected to continue to apply the provisions of APB25. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS123 in 1995 are required and are presented below along with a summary of the Plan and awards.

The shareholders of the Company have approved and the Company has adopted the Storage USA, Inc. 1993 Omnibus Stock Incentive Plan. The Company has granted options to certain directors, officers and key employees to purchase shares of the Company's common stock at a price not less than the fair market

                             SUSA Partnership, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Amounts in Thousands, Except per unit data)


value at the date of grant. There are 1,000,000 shares available to be issued under the plan. Generally, the optionee has up to ten years from the date of the grant to exercise the options. Plan activity is as follows:

                                     Number of Options       Price per Share
                                     -----------------       ---------------
Options outstanding :
  March 24, 1994                     --                           --
  Granted                            493,402                      $21.75-$25.625
  Exercised                          --                           --
  Cancelled                          --                           --
                                     ---------
Options outstanding December 31,
1994                                 493,402                      $21.75-$25.625
                                     =========
Exercisable at end of year           382,402                      $21.75-$25.625
                                     =========
  Granted                            175,834                      $21.75-$31.00
  Exercised                           (4,500)                     $21.75-$24.75
  Cancelled                           (3,000)                     $24.75
                                     ---------
Options outstanding December 31,
1995                                 661,736                      $21.75-$31.00
                                     =========
Exercisable at end of year           466,861                      $21.75-$31.00
                                     =========
  Granted                            385,614                      $31.25-$36.75
  Exercised                          (2,600)                      $24.75
  Cancelled                          (44,750)                     $31.00
                                     ---------
Options outstanding December 31,
1996                                 1,000,000                    $21.75-$36.75
                                     =========
Exercisable at end of year           690,762                      $21.75-$33.625
                                     =========

The Company has utilized a Black-Scholes option-pricing model with the following assumptions in order to estimate the fair value of its stock options:

                                                1996                 1995
                                                ----                 ----
Risk free interest rates                        6.8%                 7.8%
Estimated dividend yields                       6.5%                 7.5%
Volatility factors of the expected market
   price of the Company's  Common Shares       25.8%                15.9%
Expected life of the options                  9.2-10 yrs.         8.75-10 yrs.
Weighted average fair value                    $5.72                $3.13

The following pro-forma disclosures were computed assuming the fair value of the options is amortized to compensation expense over the vesting period of the options:

                                       1996                    1995
                                       ----                    ----
Historic net income                   $43,526                $29,153
Historic net income per share         $  2.09                $  1.87
Pro forma compensation expense (1)    $   858                $   112
Pro forma net income (1)              $42,668                $29,041
Pro forma net income per share (1)    $  2.05                $  1.86

(1) Due to the inclusion on only 1996 and 1995 option grants, the effect of applying SFAS123 in 1996 and 1995 may not be representative of the Pro Forma impact in future years.

                             SUSA Partnership, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Amounts in Thousands, Except per unit data)


                      Employee Stock Purchase and Loan Plan

As of December 31, 1996, the Company has issued 333,000 shares of its common stock under the 1995 Employee Stock Purchase and Loan Plan. Pursuant to the terms of the plan, the Company and certain officers entered into stock purchase agreements whereby the officers purchased common stock at the then current market price. The Company provides 100% financing for the purchase of the shares with interest at 7% per anum payable quarterly. The underlying notes are secured by the shares and mature in November 2002. Under the terms of the partnership agreement, all proceeds from the issuance of common stock under the plan are contributed to the Operating Partnership in exchange for operating partnership units.


                  Dividend Reinvestment and Stock Purchase Plan

In 1995, the Company adopted the Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Under the Plan, the Company offers holders of its common stock the opportunity to purchase, through reinvestment of dividends or by additional cash payments, additional shares of its common stock. The shares of common stock for participants may be purchased from the Company at the greater of the average high and low sales price or the average closing sales price on the investment date or in the open market at 100% of the average price of all shares purchased for the Plan. During 1996 and 1995, 2,022 and 653 shares, respectively, were issued under the Plan. Under the terms of the partnership agreement, all proceeds from the issuance of common stock under the plan are contributed to the Operating Partnership in exchange for operating partnership units.


                          General Partner Contributions

On March 1, 1996, the Company entered into a Stock Purchase Agreement with Security Capital U.S. Realty (US Realty), an affiliate of Security Capital Group. Under the Stock Purchase Agreement, subject to certain terms and conditions, US Realty invested a total of $220,000 in purchasing 7,028,754 shares of the Company's common stock, placed two of its nominees on the Company's Board of Directors, and executed a Strategic Alliance Agreement and a Registration Rights Agreement with the Company. At December 31, 1996, US Realty owned approximately 34.6% of the outstanding common shares of the Company. The proceeds received from US Realty were contributed by the Company to the Operating Partnership in exchange for operating partnership units and were used by the Operating Partnership to repay borrowings under the Operating Partnership's lines of credit, to acquire self-storage facilities, and for working capital.



                                     NOTE 11
                          POST EMPLOYMENT BENEFIT PLAN

The Operating Partnership contributes to a 401(k) savings plan (a voluntary defined contribution plan) for the benefit of employees meeting certain eligibility requirements and electing participation in the plan. Each year the Operating Partnership is obligated to make a matching contribution on the employee's behalf equal to 50% of the participant's contribution to the plan, up to 2% of the participant's compensation. Operating Partnership profit sharing contributions to the plan are determined annually by the Operating Partnership. Operating Partnership contributions totaled $382, $223, and $137 during 1996, 1995 and 1994, respectively.

                             SUSA Partnership, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Amounts in Thousands, Except per unit data)


                                     NOTE 12
             Summary of Predecessor Significant Accounting Policies

                             Basis of Presentation:

The accompanying combined financial statements for the periods prior to March 24, 1994 present only the "carved-out" accounts of the Predecessor comprised of the continuing assets, liabilities and operations of the Predecessor following the IPO, including 11 owned facilities and six controlled Facilities (Original Facilities) and Storage USA Management Corporation (Management Corp.). All other accounts of the Predecessor were excluded since the business segments to which they relate were discontinued by the Company before the IPO. Due to common ownership and management of the Original Facilities and Management Corp., the historical combined financial statements have been accounted for as a group of entities under common control, which is similar to the accounting method used for a pooling of interest. All significant intercompany transactions and balances have been eliminated in the combined presentation. The financial information included herein may not necessarily reflect the financial position and results of operations of the Predecessor had it been a separate stand-alone entity during the periods prior to March 24, 1994.

                               Minority Interest:

The Predecessor financial statements include the accounts of six facilities (Selling Partnerships) which were owned by investment partnerships in which the Predecessor or its affiliates had a controlled interest. The ownership interest of the other partners in these partnerships is treated as a minority interest and reported as a liability of the Predecessor. Increases in minority interest are charged to operations.

                              Federal Income Taxes:

The Predecessor was an S Corporation and thus was not subject to taxation at the corporate level. The self-storage facilities owned through the investment partnerships required the partners to include their respective share of profits and losses in their individual tax returns. Therefore, the statements of operations contain no provision for federal income taxes for any periods prior to March 24, 1994.

                             Shareholders' Deficit:

The Predecessor's President and Chief Executive Officer contributed a portion of his interest in two of the Selling Partnerships in exchange for the satisfaction of his indebtedness tot he Predecessor. The value attributed to his interest in the Selling Partnerships was determined on the same basis as the determination of payments made by the Predecessor to the unrelated limited partners in the Selling Partnerships.

Corporate reorganization  adjustments consist primarily of dividends deemed cash
distributions,   reclassification  of  certain  minority  interests,  and  other non-cash adjustments relating to the IPO.

                           Related Party Transactions:

The Predecessor had demand notes payable to the Predecessor's founder, bearing interest at prime plus 2% (8% at December 31, 1993). These notes were collateralized by second mortgages on certain of the Original Facilities. Total interest expense to affiliates amounted to approximately $178 for period from January 1, 1994 to March 23, 1994.

                             SUSA Partnership, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Amounts in Thousands, Except per unit data)


                                     Other:

Total cash paid for interest related to the mortgages payable and notes payable balances for the period from January 1, 1994 to March 23, 1994 was $1,017.


                                     NOTE 13
                                SUBSEQUENT EVENTS

                              Property Acquisitions

Subsequent to December 31, 1996, the Operating Partnership has completed the acquisition of 11 self-storage facilities for approximately $34,625 . These acquisitions were financed through operating cash flows and borrowings under the $30,000 line of credit.

On March 11, 1997, the Company issued 1,400 shares of common stock for an aggregate purchase price of $50,739. On March 17, 1997, the underwriters exercised their option to purchase 210 additional shares of common stock for an aggregate purchase price of $7,610. U.S. Realty currently owns 34.6% of the outstanding common stock of the Company and has indicated it intends to purchase approximately 851 thousand shares of common stock directly from the Company prior to March 31, 1997. Net proceeds from U.S. Realty will be approximately $32,019.

The proceeds from the issuances are contributed to the Operating Partnership in exchange for additional Operating Partnership units. The Operating Partnership will use the net proceeds to repay debt incurred under its revolving lines of credit to finance the acquisitions of self-storage facilities and for working capital.

                                     NOTE 14
                      QUARTERLY FINANCIAL DATA (UNAUDITED)


The following is a summary of quarterly results of operations for 1996 and 1995:

1996
                                    First Quarter     Second Quarter     Third Quarter     Fourth Quarter
                                    -------------     --------------     -------------     --------------
            Revenue                    $21,333            $24,356           $29,435            $32,185
           Net Income                   $8,886            $10,749           $12,327            $14,249
      Per Unit Net Income                $0.47              $0.52             $0.55              $0.54

1995
                                    First Quarter     Second Quarter     Third Quarter     Fourth Quarter
                                    -------------     --------------     -------------     --------------
            Revenue                    $12,312            $16,233           $18,667            $20,795
           Net Income                   $5,938             $6,992            $8,937             $8,553
      Per Unit Net Income                $0.43              $0.47             $0.49              $0.47

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
of Storage USA, Inc.

                  We have audited the accompanying  consolidated  balance sheets of SUSA Partnership, L.P. (the "Operating Partnership") as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' capital, and cash flows for each of the two years in the period ended December 31, 1996 and for the period from March 24, 1994 (inception) through December 31, 1994. We have also audited the accompanying combined statements of operations, shareholders' equity, and cash flows of Storage USA, Inc. (the "Predecessor") for the period from January 1, 1994 through March 23, 1994. These financial statements are the responsibility of the management of the Operating
Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Operating Partnership as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and for the period from March 24, 1994 (inception) through December 31, 1994, and the combined results of the Predecessor's operations and cash flows for the period from January 1, 1994 through March 23, 1994, in conformity with generally accepted accounting principles.



                                                 COOPERS & LYBRAND L.L.P.


Baltimore, Maryland
January 29, 1997, except for Note 13,
          as to which the date is
          March 17, 1997

                       SUSA Partnership, L.P., Facilities
                                  Schedule III
                    Real Estate and Accumulated Depreciation
                             as of December 31, 1996


                                                                 Initial Cost to REIT            Cost of
                                                               --------------------------      Improvements
                                                                               Buiding &        Subsequent
State    Property Name                       Encumbrances        Land           Fixtures      to Acquisition
----------------------------------------------------------------------------------------------------------------
  AL     Vestavia                                               652,309        1,771,282            48,781
  AL     Birmingham/Hwy 280                                     348,919          953,148                 0
  AZ     24th Street                                            500,232        1,362,657            31,565
  AZ     Oracle                                                 587,844        1,595,864            42,192
  AZ     22nd Street                                            529,702        1,439,965            33,363
  AZ     East Phoenix                                           370,586        1,021,566            42,203
  AZ     Tempe                                                  878,690        2,389,598            49,705
  AZ     Cave Creek                                             824,369        2,244,177            69,566
  AZ     Alma School                                            785,504        2,162,032                 0
  AZ     Metro-21st/Peoria-Phoenix                              599,712        1,638,042                 0
  AZ     7th St/Indian Sch-Phoenix                              518,977        1,418,677                 0
  AZ     Phoenix/32nd Street                 4,440,000        1,352,332        3,670,885                 0
  AZ     Mesa/Country Club                                      554,688        1,503,241                 0
  AZ     Mesa/East Main St                   1,482,225          913,783        2,479,293                 0
  AZ     Phoenix/Bell Road                                    1,312,139        3,547,636                 0
  CA     Miramar Self                                           387,430        1,059,395            43,165
  CA     Miramar Business                                     1,225,124        3,344,676           155,871
  CA     Marina Del Rey                                       1,954,097        5,293,255            89,201
  CA     Covina                                               1,234,592        3,356,433           179,300
  CA     Norwalk                                              1,529,221        4,152,897           124,870
  CA     Campbell                                             1,045,526        2,834,735            57,993
  CA     Monterey I & II                                      1,612,187        4,374,059            73,734
  CA     Palo Alto                                              654,944        1,780,329            37,677
  CA     San Jose                                             1,270,652        3,443,410            46,436
  CA     Santa Cruz                                           1,092,783        2,963,688            40,264
  CA     Scotts Valley                                          654,945        1,779,847            28,220
  CA     Santa Clara                                          1,362,331        3,738,431            75,299
  CA     Watsonville                                            483,703        1,316,251            29,433
  CA     Panorama City                                          961,128        2,608,919            45,806
  CA     Westminster                                            975,304        2,641,287            68,585
  CA     Point Loma                                           2,135,347        5,777,511           153,438
  CA     Rialto                                                 695,327        1,921,602           103,328
  CA     Yucaipa                                                411,580        1,130,757             9,567
  CA     Fallbrook                                              418,763        1,154,513            15,982
  CA     Hemet                                                  455,585        1,252,504             3,655
  CA     Victorville                                            491,597        1,347,613            17,994
  CA     San Bernardino/Baseline                              1,220,837        3,325,258            18,479
  CA     Colton                                                 514,276        1,425,550            22,070
  CA     San Marcos                                             318,260          879,411            19,487
  CA     Capitola                                               827,352        2,283,337            18,353
  CA     Oceanside                                            1,236,627        3,383,435             9,782
  CA     San Bernardino/Waterman                                708,661        1,941,602            49,045
  CA     Santee                                                 879,599        2,382,970            84,050
  CA     Santa Ana                                            1,273,489        3,456,542            18,862
  CA     Garden Grove                                         1,137,544        3,087,956            21,067
  CA     City of Industry                                       899,709        2,453,012            65,130
  CA     Chatsworth                                           1,740,975        4,744,309            41,104
  CA     Palm Springs/Tamarisk                                  816,416        2,229,985            96,439
  CA     Moreno Valley                                          413,759        1,142,629            55,335
  CA     San Bern/23rd St                                       655,883        1,803,082            78,881
  CA     San Bern/Mill Ave                                      368,526        1,023,905            60,662
  CA     Highlands                                              626,794        1,718,949            34,049
  CA     Redlands                                               673,439        1,834,612           248,932
  CA     Palm Springs/Gene Autry                                784,589        2,129,022            21,881
  CA     Thousand Palms                                         652,410        1,831,765                 0
  CA     Salinas                                                622,542        1,731,104                 0
  CA     Whittier                                               919,755        2,516,477                 0
  CA     Florin/Freeport-Sacrament                              824,241        2,262,310                 0
  CA     Sunrise/Sacramento                                     819,025        2,231,500                 0
  CA     Santa Rosa                                           1,351,168        3,669,084                 0
  CA     Huntington Beach                                       838,648        2,309,309                 0
  CA     La Puente/Valley Blvd                                  992,211        2,710,041                 0
  CA     Pacheco/First Ave North                              1,198,654        3,257,766                 0
  CA     Huntington Bch II/McFadden                           1,050,495        2,846,043                 0
  CA     Hawaiian Gardens/Norwalk                             1,956,411        5,353,015                 0
  CA     Sacramento/Auburn Blvd                                 666,995        1,808,847                 0
  CA     Sacramento/Perry                                       452,480        1,225,139                 0
  CT     Wethersfield                                           472,831        1,294,408           880,667
  CT     Enfield                                                506,875        1,395,631            55,945
  CT     East Hartford                                          992,547        2,700,212             3,256
  CT     Waterbury                                              746,487        2,036,915                 0
  CT     Rocky Hill                                           1,327,857        3,608,978                 0
  CT     Farmington                                           1,272,203        3,454,995                 0
  DC     U Street                                             1,388,564        3,769,506            44,584
  DE     Wilmington                                             610,689        2,512,985            32,263
  FL     Kendall                                              1,838,903        3,870,318            19,020
  FL     Ives Dairy                                           1,061,776        4,306,278            50,006
  FL     Longwood                                               862,849        2,387,142            22,238
  FL     Sarasota                                             1,281,966        2,007,843         1,772,379
  FL     WPB Southern                          875,804          226,524          922,193         2,877,838
  FL     WPB II                                                 572,284        2,365,372            21,371
  FL     Port Richey                                            605,850        1,668,041            60,725
  FL     Ft. Myers                                              489,609        1,347,207           273,981
  FL     North Lauderdale                                     1,050,449        2,867,443           695,949
  FL     Naples                                                 636,051        1,735,211            43,837
  FL     Hallandale                                           1,696,519        4,625,578            17,257
  FL     Davie                                                2,005,938        5,452,384            67,675
  FL     Tampa/Adamo                                            837,180        2,291,714            14,334
  FL     SR 84 (Southwest)                                    1,903,782        5,187,373            47,755
  FL     Quail Roost                         2,193,219        1,663,641        4,533,384            11,171
  FL     Tamiami                                              1,962,917        5,371,139             5,562
  FL     Highway 441 (2nd Avenue)                             1,734,958        4,760,420            10,342
  FL     Miami Sunset                                         2,205,018        6,028,210             9,105
  FL     Doral (Archway)                                      1,633,500        4,464,103            47,801
  FL     Boca Raton                                           1,505,564        4,123,885                 0
  FL     Ft Lauderdale                                        1,063,136        2,949,236                 0
  FL     Coral Way                           3,501,163        1,574,578        4,314,468                 0
  FL     Miller Rd.                          3,501,163        1,409,474        3,898,643                 0
  FL     Harborview/Port Charlotte                              883,344        2,400,333                 0
  FL     Miami Gardens/441                                      540,649        1,469,557                 0
  FL     Miramar/State Rd 7                                   1,797,370        4,892,278                 0
  FL     Delray Bch/W Atlantic Blvd                             388,538        1,059,895                 0
  FL     Okeechobee Partners, LP                              1,134,363                0                 0
  GA     South Cobb                                             161,509        1,349,816            77,109
  GA     Lilburn                                                634,879        1,724,697            27,775
  GA     Eastpoint                                              937,618        2,194,489           103,745
  GA     Acworth                                                493,504          917,825           685,678
  GA     Western Hills                                          842,094        1,855,712            92,569
  GA     Stone Mountain                                       1,053,620        2,908,080                 0
  IL     Brickyard                                              713,079        1,935,999            42,991
  IL     Cermak                                                 948,679        2,582,566           139,489
  IL     Schaumburg                                           1,159,033        3,158,017            57,901
  KS     Shawnee                                                546,118        1,490,460            23,250
  KS     Olathe                                                 429,808        1,176,442            44,729
  KS     Overland Park                                          561,549        1,530,969            26,053
  KS     State Avenue                                           448,025        1,224,381            41,991
  LA     Tchoup (New Orleans)                                   920,987        2,501,147           122,851
  MA     Worcester                                              661,235        1,541,427            82,380
  MA     Haverhill                                              573,068        1,568,047             5,743
  MA     New Bedford                                            768,959        2,099,751             9,609
  MA     Whitman                                                544,178        1,487,628            36,918
  MA     Brockton                                             1,134,761        3,104,615                 0
  MA     Northborough                                           822,364        2,279,586                 0
  MA     Nashua/Tyngsboro                                     1,211,930        3,293,838                 0
  MA     South Easton                                           909,912        2,465,382                 0
  MA     North Attleboro                                        908,949        2,460,427                 0
  MA     Fall River                                             773,781        2,097,333                 0
  MA     Salisbury                                              771,078        2,096,159                 0
  MD     Annapolis/Route 50                  3,377,572        1,565,664        4,324,670            26,895
  MD     Silver Spring                                        2,776,490        4,455,110            36,572
  MD     Essex                                                1,015,773        2,396,462            12,907
  MD     Columbia                                             1,057,034        3,289,952            29,901
  MD     Rockville                                            1,376,588        3,765,848            21,495
  MD     Annapolis/Trout                                      1,635,928        4,430,887            44,756
  MD     Montgomery Village                                   1,287,176        3,537,609            31,460
  MD     Millersville                                         1,501,123        4,101,854            30,274
  MD     Waldorf                                              1,168,869        3,175,314            12,727
  MD     Rt 3/Millersville                                      546,011        1,493,533                 0
  MD     Balto City/E Pleasant St                             1,547,767        4,185,072                 0
  MD     SUSA Partnership/Management                          3,531,744          650,997        15,150,726
  MI     Lincoln Park                                           761,209        2,097,502           338,822
  MI     Tel-Dixie                                              595,495        1,646,723            26,643
  MI     Troy/Coolidge Highway                                1,264,541        3,425,505                 0
  MI     Grand Rapids/28th St SE                                598,182        1,621,080                 0
  MI     Grandville/Spartan Ind Dr                              579,599        1,840,838                 0
  MO     Grandview                                              511,576        1,396,230            48,466
  MO     Raytown                                                427,056        1,171,397            59,940
  NC     Charlotte/Tryon St                                   1,003,418        2,731,345                 0
  NC     Raleigh/Hillsborough St                                753,296        2,051,496                 0
  NC     Charlotte/Amity Rd                                     947,871        2,583,190                 0
  NJ     Pennsauken                                             914,938        2,484,553            43,261
  NJ     Lawnside                                             1,095,126        2,972,032            17,123
  NJ     Cherry Hill/Cuthbert                                   720,183        1,894,545             6,407
  NJ     Cherry Hill/Route 70                                   693,314        1,903,413            13,564
  NJ     Pomona                                                 529,657        1,438,132                 0
  NJ     Mays Landing                                           386,592        1,051,300                 0
  NJ     Hackensack/S River St               7,630,393        3,646,649        9,863,617                 0
  NJ     Secaucus/Paterson Plank             5,629,669        2,851,097        7,712,681                 0
  NJ     Harrison/Harrison Ave               1,273,522          822,192        2,227,121                 0
  NJ     Orange/Oakwood Ave                  4,033,027        2,408,877        6,517,030                 0
  NJ     Flanders/Bartley Flanders                              645,486        1,749,362                 0
  NM     Lomas                                                  251,018          691,453            40,482
  NM     San Mateo                                              524,982        1,436,128            62,004
  NM     Montgomery                                             606,860        1,651,611            35,985
  NM     Legion                                                       0        1,873,666            40,527
  NM     Ellison                                                620,366        1,715,897            33,808
  NM     Hotel Circle                                           277,101          766,547           749,538
  NM     Eubank                                                 577,099        1,568,266           106,954
  NM     Coors                                                  494,400        1,347,792            32,358
  NM     Osuna                                                  696,685        1,891,849            83,264
  NM     East Central                                           292,031          801,475            46,511
  NV     Rainbow                                                892,753        2,419,779            55,293
  NV     Oakey                                                  663,607        1,825,505            20,380
  NV     Tropicana                                              815,085        2,211,925            75,947
  NV     Sunset                                                 947,534        2,569,938            60,172
  NV     Sahara                                               1,217,565        3,373,622            18,761
  NV     Charleston                                             557,678        1,520,140            10,145
  NV     Las Vegas-Sahara/Pioneer                             1,040,367        2,842,388                 0
  NY     Coram/Bald Hill                                      1,976,332        5,352,301                 0
  OK     Sooner Road                                            453,185        1,252,031            46,494
  OK     10th Street                                            621,413          743,356           126,516
  OK     Moore                                                  281,912          776,815            60,142
  OK     NW Expressway                                          353,735          977,978            70,659
  OK     Midwest City                                           443,545        1,216,512            15,455
  OK     Meridian                                               252,963          722,040           293,353
  OK     Air Depot                                              347,690          965,923            59,545
  OK     Peoria                                                 540,318        1,488,307            35,994
  OK     11th & Mingo                                           757,054        2,071,799            53,964
  OK     Skelly                                                 173,331          489,960            16,334
  OK     Lewis                                                  642,511        1,760,304            20,599
  OK     Sheridan                                               531,978        1,509,718            34,615
  OK     OKC/Roxbury Blvd                                       241,220          671,753                 0
  OK     OKC/33rd Street                                        267,059          741,710                 0
  OR     Hillsboro/229th Ave                                  1,198,358        3,249,301                 0
  OR     Beaverton/Murray Ave                                 1,086,999        2,948,220                 0
  OR     Aloha/185th Ave                                      1,337,157        3,624,573                 0
  PA     Philadelphia                                         1,574,064        2,838,049            20,927
  PA     King of Prussia                                      1,354,359        3,678,011            20,207
  PA     Warminster                                             891,048        2,446,648            72,092
  PA     Allentown                                              578,632        1,583,744            34,281
  PA     Bethlehem                                              843,324        2,317,298            23,507
  PA     Norristown                                             868,586        2,405,332                 0
  PA     Storage Partners of Paoli                              433,482          849,584                 0
  SC     Charleston/Ashley River Rd                             475,367        1,298,593                 0
  SC     Columbia/Broad River Rd                                461,455        1,267,675                 0
  TN     Summer                                                 172,093        2,663,644            21,959
  TN     Union                                                  286,925        1,889,030            44,303
  TN     Memphis/Mt Moriah                                    1,024,669        1,598,722           816,229
  TN     Antioch/Nashville                                      822,125        2,239,684            97,707
  TN     Keyport (Gateway)                                      403,492        1,100,184            49,041
  TN     Chattanooga                                            484,457        1,360,998            39,828
  TN     Memphis/Ridgeway                                       638,757        1,141,414           149,116
  TN     Winchester                                             774,069          974,471                 0
  TN     Nashville/Lebanon Pike                               1,366,208        3,748,062                 0
  TN     Nashville/Haywood                   1,131,359          423,170        1,166,891                 0
  TN     Nashville/Murfreesboro                845,495          344,720          950,811                 0
  TN     SUSA/Poplar Partners, LP                             1,750,000           10,635                 0
  TN     Nashville/Trousdale                                  1,440,860        3,901,994                 0
  TN     Nashville/Murfreesboro                               1,222,229        3,309,033                 0
  TN     Nashville/Old Hickory Rd                             1,271,786        3,444,402                 0
  TN     Antioch/Bell Road                                      841,235        2,280,513                 0
  TN     Franklin/Liberty Pike                                  844,335        2,287,937                 0
  TX     Ft. Worth Avenue                                       393,893        1,076,836           142,867
  TX     Euless                                                 359,330          979,859           125,238
  TX     North Freeway                                          687,758        1,867,833            63,901
  TX     South Freeway                                          441,599        1,202,291            94,184
  TX     White Settlement                                     1,347,379        2,531,920           605,479
  TX     Airport Freeway                                        616,535        1,678,683           172,303
  TX     Midway                                               1,125,514        2,344,420           601,450
  TX     Dallas/Preston                                       1,194,744        3,245,423            17,346
  TX     Bedford                                                923,948        2,525,303                 0
  TX     Spring/I-45 North                                    1,110,728        3,005,855                 0
  TX     Sugarland/Old Mill Rd                                  675,660        1,830,545                 0
  UT     Orem                                                   629,867        1,722,550            27,132
  UT     Sandy                                                  949,065        2,573,696            36,645
  UT     West Valley                                            576,248        1,579,605            12,697
  VA     Fairfax Station                                      1,019,015        2,115,385           111,899
  VA     Chantilly                                              882,257        2,395,841           119,234
  VA     Clarendon                                               37,575                0         6,351,724
  VA     Reston                                                 551,285                0         2,326,986
  VA     Falls Church                                         1,226,409        3,348,761            49,935
  VA     Willow Lawn                                          1,516,115        4,105,846                 0
  VA     Stafford/Jefferson Davis                               751,398        2,035,961                 0
  VA     Fredericksburg/Jefferson              983,000          668,526        1,812,040                 0
  VA     Charlottesville/Seminole            2,763,000          748,988        2,029,716                 0
  VA     Fredericksburg/Plank Rd                                846,358        2,287,063                 0
  WA     Vancouver/78th St                                      753,071        2,045,377                 0

                                        ======================================================================
                                           $43,660,611     $224,812,344     $588,937,361       $41,892,598
                                        ======================================================================





                                               Gross Amount at Close of Period                                          Depreciable
                                       ----------------------------------------------                                     Life of
                                                           Buiding &                     Accumulated     Year Placed      Building
State    Property Name                     Land            Fixtures           Total     Depreciation      in Service     Component
-------------------------------------- -------------------------------------------------------------------------------------------
  AL     Vestavia                         652,309          1,820,064       2,472,372       (128,858)          1994             40
  AL     Birmingham/Hwy 280               348,919            953,148       1,302,067         (2,259)          1996             40
  AZ     24th Street                      500,232          1,394,222       1,894,454        (97,662)          1994             40
  AZ     Oracle                           587,844          1,638,056       2,225,900       (112,352)          1994             40
  AZ     22nd Street                      529,702          1,473,328       2,003,030       (103,352)          1994             40
  AZ     East Phoenix                     370,586          1,063,770       1,434,355        (48,131)          1995             40
  AZ     Tempe                            879,017          2,438,975       3,317,993        (81,714)          1995             40
  AZ     Cave Creek                       824,369          2,313,742       3,138,112        (63,841)          1995             40
  AZ     Alma School                      785,504          2,162,032       2,947,535        (54,707)          1996             40
  AZ     Metro-21st/Peoria-Phoenix        599,712          1,638,042       2,237,754        (24,283)          1996             40
  AZ     7th St/Indian Sch-Phoenix        518,977          1,418,677       1,937,654        (21,007)          1996             40
  AZ     Phoenix/32nd Street            1,352,332          3,670,885       5,023,217        (30,725)          1996             40
  AZ     Mesa/Country Club                554,688          1,503,241       2,057,929         (6,404)          1996             40
  AZ     Mesa/East Main St                913,783          2,479,293       3,393,075         (5,223)          1996             40
  AZ     Phoenix/Bell Road              1,312,139          3,547,636       4,859,776              0           1996             40
  CA     Miramar Self                     387,430          1,102,560       1,489,990        (75,500)          1994             40
  CA     Miramar Business               1,225,124          3,500,547       4,725,671       (247,934)          1994             40
  CA     Marina Del Rey                 1,954,097          5,382,456       7,336,553       (368,168)          1994             40
  CA     Covina                         1,234,592          3,535,733       4,770,325       (194,323)          1994             40
  CA     Norwalk                        1,529,221          4,277,767       5,806,988       (238,040)          1994             40
  CA     Campbell                       1,041,860          2,896,392       3,938,253       (151,443)          1994             40
  CA     Monterey I & II                1,613,922          4,446,057       6,059,979       (246,313)          1994             40
  CA     Palo Alto                        651,280          1,821,670       2,472,950       (101,932)          1994             40
  CA     San Jose                       1,266,988          3,493,510       4,760,498       (181,548)          1994             40
  CA     Santa Cruz                     1,092,718          3,004,016       4,096,734       (168,191)          1994             40
  CA     Scotts Valley                    651,281          1,811,732       2,463,012       (101,440)          1994             40
  CA     Santa Clara                    1,362,331          3,813,730       5,176,061       (145,696)          1995             40
  CA     Watsonville                      480,039          1,349,348       1,829,387        (70,021)          1994             40
  CA     Panorama City                    961,128          2,654,725       3,615,853       (151,370)          1994             40
  CA     Westminster                      975,304          2,709,871       3,685,176       (135,644)          1994             40
  CA     Point Loma                     2,139,342          5,926,953       8,066,296       (295,551)          1994             40
  CA     Rialto                           695,327          2,024,930       2,720,257        (84,644)          1995             40
  CA     Yucaipa                          411,580          1,140,324       1,551,904        (51,750)          1995             40
  CA     Fallbrook                        418,763          1,170,495       1,589,258        (52,107)          1995             40
  CA     Hemet                            455,585          1,256,159       1,711,744        (56,049)          1995             40
  CA     Victorville                      491,597          1,365,607       1,857,204        (59,287)          1995             40
  CA     San Bernardino/Baseline        1,220,837          3,343,738       4,564,574       (148,114)          1995             40
  CA     Colton                           514,276          1,447,620       1,961,896        (63,699)          1995             40
  CA     San Marcos                       318,260            898,898       1,217,158        (40,048)          1995             40
  CA     Capitola                         827,352          2,301,690       3,129,042        (88,529)          1995             40
  CA     Oceanside                      1,236,627          3,393,217       4,629,844       (150,885)          1995             40
  CA     San Bernardino/Waterman          708,988          1,990,320       2,699,308        (67,139)          1995             40
  CA     Santee                           879,599          2,467,019       3,346,619        (65,212)          1995             40
  CA     Santa Ana                      1,273,816          3,475,077       4,748,893       (116,112)          1995             40
  CA     Garden Grove                   1,137,871          3,108,696       4,246,567       (104,180)          1995             40
  CA     City of Industry                 900,036          2,517,815       3,417,851        (84,011)          1995             40
  CA     Chatsworth                     1,738,243          4,788,145       6,526,388       (158,904)          1995             40
  CA     Palm Springs/Tamarisk            816,743          2,326,096       3,142,840        (79,125)          1995             40
  CA     Moreno Valley                    414,614          1,197,109       1,611,723        (37,450)          1995             40
  CA     San Bern/23rd St                 655,883          1,881,963       2,537,846        (55,401)          1995             40
  CA     San Bern/Mill Ave                370,043          1,083,050       1,453,093        (32,564)          1995             40
  CA     Highlands                        627,594          1,752,198       2,379,792        (51,411)          1995             40
  CA     Redlands                         731,365          2,025,619       2,756,983        (58,366)          1995             40
  CA     Palm Springs/Gene Autry          784,589          2,150,904       2,935,492        (54,706)          1995             40
  CA     Thousand Palms                   652,410          1,831,765       2,484,175        (46,563)          1996             40
  CA     Salinas                          622,542          1,731,104       2,353,646        (32,309)          1996             40
  CA     Whittier                         919,755          2,516,477       3,436,232        (47,328)          1996             40
  CA     Florin/Freeport-Sacrament        824,241          2,262,310       3,086,551        (33,232)          1996             40
  CA     Sunrise/Sacramento               819,025          2,231,500       3,050,525        (28,379)          1996             40
  CA     Santa Rosa                     1,351,168          3,669,084       5,020,251        (46,240)          1996             40
  CA     Huntington Beach                 838,648          2,309,309       3,147,957        (25,398)          1996             40
  CA     La Puente/Valley Blvd            992,211          2,710,041       3,702,252        (28,883)          1996             40
  CA     Pacheco/First Ave North        1,198,654          3,257,766       4,456,420        (27,593)          1996             40
  CA     Huntington Bch II/McFadden     1,050,495          2,846,043       3,896,538        (17,858)          1996             40
  CA     Hawaiian Gardens/Norwalk       1,956,411          5,353,015       7,309,426        (34,128)          1996             40
  CA     Sacramento/Auburn Blvd           666,995          1,808,847       2,475,841         (3,860)          1996             40
  CA     Sacramento/Perry                 452,480          1,225,139       1,677,619              0           1996             40
  CT     Wethersfield                     472,831          2,175,076       2,647,906        (88,274)          1994             40
  CT     Enfield                          506,875          1,451,577       1,958,451        (89,857)          1994             40
  CT     East Hartford                    992,547          2,703,468       3,696,015       (118,612)          1995             40
  CT     Waterbury                        746,487          2,036,915       2,783,402        (26,436)          1996             40
  CT     Rocky Hill                     1,327,857          3,608,978       4,936,834        (45,453)          1996             40
  CT     Farmington                     1,272,203          3,454,995       4,727,198        (44,188)          1996             40
  DC     U Street                       1,388,564          3,814,090       5,202,654       (261,647)          1994             40
  DE     Wilmington                       610,689          2,545,248       3,155,937       (489,344)          1989             40
  FL     Kendall                        1,838,903          3,889,338       5,728,241       (791,879)          1988             40
  FL     Ives Dairy                     1,061,776          4,356,283       5,418,060       (859,355)          1988             40
  FL     Longwood                         862,849          2,409,380       3,272,229       (471,711)          1988             40
  FL     Sarasota                       2,007,894          3,054,294       5,062,188       (433,573)          1988             40
  FL     WPB Southern                     996,405          3,030,150       4,026,555       (173,421)          1991             40
  FL     WPB II                           572,284          2,386,742       2,959,027       (201,144)          1991             40
  FL     Port Richey                      605,850          1,728,767       2,334,616       (119,947)          1994             40
  FL     Ft. Myers                        645,219          1,465,579       2,110,797        (97,264)          1994             40
  FL     North Lauderdale               1,282,769          3,331,072       4,613,841       (201,113)          1994             40
  FL     Naples                           636,051          1,779,048       2,415,099        (99,882)          1994             40
  FL     Hallandale                     1,696,519          4,642,835       6,339,354       (196,603)          1995             40
  FL     Davie                          2,005,938          5,520,059       7,525,997       (222,970)          1995             40
  FL     Tampa/Adamo                      837,180          2,306,048       3,143,228        (92,383)          1995             40
  FL     SR 84 (Southwest)              1,903,782          5,235,128       7,138,910       (164,351)          1995             40
  FL     Quail Roost                    1,663,641          4,544,555       6,208,196       (142,233)          1995             40
  FL     Tamiami                        1,962,917          5,376,701       7,339,618       (213,171)          1995             40
  FL     Highway 441 (2nd Avenue)       1,734,958          4,770,762       6,505,720       (188,956)          1995             40
  FL     Miami Sunset                   2,205,018          6,037,315       8,242,333       (239,647)          1995             40
  FL     Doral (Archway)                1,633,500          4,511,904       6,145,404       (180,162)          1995             40
  FL     Boca Raton                     1,505,564          4,123,885       5,629,449        (77,657)          1996             40
  FL     Ft Lauderdale                  1,063,136          2,949,236       4,012,371        (55,535)          1996             40
  FL     Coral Way                      1,574,578          4,314,468       5,889,045        (73,458)          1996             40
  FL     Miller Rd.                     1,409,474          3,898,643       5,308,117        (67,744)          1996             40
  FL     Harborview/Port Charlotte        883,344          2,400,333       3,283,677        (35,513)          1996             40
  FL     Miami Gardens/441                540,649          1,469,557       2,010,206        (18,293)          1996             40
  FL     Miramar/State Rd 7             1,797,370          4,892,278       6,689,647        (61,244)          1996             40
  FL     Delray Bch/W Atlantic Blvd       388,538          1,059,895       1,448,433         (9,003)          1996             40
  FL     Okeechobee Partners, LP        1,134,363                  0       1,134,363              0           1996             40
  GA     South Cobb                       161,509          1,426,924       1,588,434       (141,428)          1992             40
  GA     Lilburn                          634,879          1,752,471       2,387,351       (123,132)          1994             40
  GA     Eastpoint                        937,618          2,298,234       3,235,852       (154,466)          1994             40
  GA     Acworth                          520,032          1,576,975       2,097,007        (62,376)          1994             40
  GA     Western Hills                    846,462          1,943,913       2,790,375       (108,755)          1994             40
  GA     Stone Mountain                 1,053,620          2,908,080       3,961,700        (55,241)          1996             40
  IL     Brickyard                        716,443          1,975,626       2,692,069       (122,000)          1994             40
  IL     Cermak                           949,042          2,721,692       3,670,734       (155,573)          1994             40
  IL     Schaumburg                     1,159,033          3,215,918       4,374,951       (134,255)          1995             40
  KS     Shawnee                          546,118          1,513,710       2,059,828       (105,054)          1994             40
  KS     Olathe                           429,808          1,221,171       1,650,979        (86,147)          1994             40
  KS     Overland Park                    561,549          1,557,022       2,118,571       (108,698)          1994             40
  KS     State Avenue                     448,025          1,266,372       1,714,397        (69,415)          1994             40
  LA     Tchoup (New Orleans)             920,987          2,623,998       3,544,985       (178,744)          1994             40
  MA     Worcester                        661,235          1,623,807       2,285,042        (94,723)          1994             40
  MA     Haverhill                        573,068          1,573,790       2,146,858        (89,595)          1994             40
  MA     New Bedford                      768,959          2,109,361       2,878,319       (120,038)          1994             40
  MA     Whitman                          544,178          1,524,546       2,068,724        (85,554)          1994             40
  MA     Brockton                       1,134,761          3,104,615       4,239,376        (59,023)          1996             40
  MA     Northborough                     822,364          2,279,586       3,101,950        (43,203)          1996             40
  MA     Nashua/Tyngsboro               1,211,930          3,293,838       4,505,768        (42,580)          1996             40
  MA     South Easton                     909,912          2,465,382       3,375,294        (31,173)          1996             40
  MA     North Attleboro                  908,949          2,460,427       3,369,376        (30,882)          1996             40
  MA     Fall River                       773,781          2,097,333       2,871,114        (26,379)          1996             40
  MA     Salisbury                        771,078          2,096,159       2,867,236        (27,170)          1996             40
  MD     Annapolis/Route 50             1,565,664          4,351,566       5,917,229       (712,851)          1989             40
  MD     Silver Spring                  2,776,490          4,491,681       7,268,172       (832,466)          1989             40
  MD     Essex                          1,015,773          2,409,368       3,425,142       (383,806)          1990             40
  MD     Columbia                       1,057,034          3,319,853       4,376,887       (477,431)          1991             40
  MD     Rockville                      1,376,588          3,787,342       5,163,931       (238,545)          1994             40
  MD     Annapolis/Trout                1,635,928          4,475,643       6,111,571       (260,670)          1994             40
  MD     Montgomery Village             1,287,176          3,569,068       4,856,245       (201,500)          1994             40
  MD     Millersville                   1,501,123          4,132,128       5,633,251       (126,679)          1995             40
  MD     Waldorf                        1,169,197          3,187,713       4,356,910       (107,308)          1995             40
  MD     Rt 3/Millersville                546,011          1,493,533       2,039,544        (18,984)          1996             40
  MD     Balto City/E Pleasant St       1,547,767          4,185,072       5,732,839         (8,718)          1996             40
  MD     SUSA Partnership/Management   10,427,038          8,906,429      19,333,467       (335,988)          1989              5
  MI     Lincoln Park                   1,028,677          2,168,856       3,197,533        (92,200)          1995             40
  MI     Tel-Dixie                        595,495          1,673,366       2,268,861        (71,627)          1995             40
  MI     Troy/Coolidge Highway          1,264,541          3,425,505       4,690,046        (14,324)          1996             40
  MI     Grand Rapids/28th St SE          598,182          1,621,080       2,219,261         (6,770)          1996             40
  MI     Grandville/Spartan Ind Dr        579,599          1,840,838       2,420,437         (7,686)          1996             40
  MO     Grandview                        511,576          1,444,696       1,956,272       (100,201)          1994             40
  MO     Raytown                          427,056          1,231,337       1,658,393        (68,659)          1994             40
  NC     Charlotte/Tryon St             1,003,418          2,731,345       3,734,763        (34,209)          1996             40
  NC     Raleigh/Hillsborough St          753,296          2,051,496       2,804,791        (25,935)          1996             40
  NC     Charlotte/Amity Rd               947,871          2,583,190       3,531,061        (32,365)          1996             40
  NJ     Pennsauken                       914,938          2,527,814       3,442,752       (169,533)          1994             40
  NJ     Lawnside                       1,095,126          2,989,156       4,084,281       (131,160)          1995             40
  NJ     Cherry Hill/Cuthbert             720,183          1,900,951       2,621,135        (84,236)          1995             40
  NJ     Cherry Hill/Route 70             693,641          1,916,650       2,610,291        (64,479)          1995             40
  NJ     Pomona                           529,657          1,438,132       1,967,790        (18,233)          1996             40
  NJ     Mays Landing                     386,592          1,051,300       1,437,892        (13,410)          1996             40
  NJ     Hackensack/S River St          3,646,649          9,863,617      13,510,266        (20,529)          1996             40
  NJ     Secaucus/Paterson Plank        2,851,097          7,712,681      10,563,778        (16,065)          1996             40
  NJ     Harrison/Harrison Ave            822,192          2,227,121       3,049,313         (4,637)          1996             40
  NJ     Orange/Oakwood Ave             2,408,877          6,517,030       8,925,907        (13,574)          1996             40
  NJ     Flanders/Bartley Flanders        645,486          1,749,362       2,394,848         (3,641)          1996             40
  NM     Lomas                            251,018            731,936         982,953        (47,970)          1994             40
  NM     San Mateo                        524,982          1,498,132       2,023,114        (97,359)          1994             40
  NM     Montgomery                       606,860          1,687,596       2,294,456       (111,549)          1994             40
  NM     Legion                                 0          1,914,193       1,914,193       (121,526)          1994             40
  NM     Ellison                          620,366          1,749,705       2,370,071       (115,271)          1994             40
  NM     Hotel Circle                     255,163          1,538,023       1,793,186        (49,355)          1994             40
  NM     Eubank                           577,099          1,675,220       2,252,319        (88,654)          1994             40
  NM     Coors                            494,400          1,380,150       1,874,550        (74,264)          1994             40
  NM     Osuna                            696,685          1,975,113       2,671,798       (102,833)          1994             40
  NM     East Central                     292,031            847,986       1,140,017        (46,882)          1994             40
  NV     Rainbow                          892,753          2,475,071       3,367,825       (131,642)          1994             40
  NV     Oakey                            663,607          1,845,885       2,509,492        (94,641)          1995             40
  NV     Tropicana                        815,085          2,287,872       3,102,957       (120,012)          1994             40
  NV     Sunset                           947,534          2,630,111       3,577,644       (139,850)          1994             40
  NV     Sahara                         1,217,565          3,392,383       4,609,948       (162,599)          1995             40
  NV     Charleston                       558,006          1,529,957       2,087,963        (51,586)          1995             40
  NV     Las Vegas-Sahara/Pioneer       1,040,367          2,842,388       3,882,755        (53,821)          1996             40
  NY     Coram/Bald Hill                1,976,332          5,352,301       7,328,633        (67,340)          1996             40
  OK     Sooner Road                      453,185          1,298,525       1,751,710        (90,560)          1994             40
  OK     10th Street                      621,413            869,872       1,491,285        (53,202)          1994             40
  OK     Moore                            281,912            836,956       1,118,869        (58,369)          1994             40
  OK     NW Expressway                    353,735          1,048,637       1,402,372        (72,390)          1994             40
  OK     Midwest City                     443,545          1,231,967       1,675,512        (85,931)          1994             40
  OK     Meridian                         244,143          1,024,213       1,268,356        (55,885)          1994             40
  OK     Air Depot                        347,690          1,025,468       1,373,158        (70,357)          1994             40
  OK     Peoria                           540,318          1,524,301       2,064,619        (58,023)          1995             40
  OK     11th & Mingo                     757,054          2,125,763       2,882,817        (80,906)          1995             40
  OK     Skelly                           173,331            506,294         679,625        (20,454)          1995             40
  OK     Lewis                            642,511          1,780,903       2,423,414        (67,987)          1995             40
  OK     Sheridan                         531,978          1,544,333       2,076,311        (56,703)          1995             40
  OK     OKC/Roxbury Blvd                 241,220            671,753         912,972         (6,175)          1996             40
  OK     OKC/33rd Street                  267,059            741,710       1,008,769         (6,678)          1996             40
  OR     Hillsboro/229th Ave            1,198,358          3,249,301       4,447,659        (40,650)          1996             40
  OR     Beaverton/Murray Ave           1,086,999          2,948,220       4,035,219        (36,886)          1996             40
  OR     Aloha/185th Ave                1,337,157          3,624,573       4,961,730        (45,342)          1996             40
  PA     Philadelphia                   1,574,064          2,858,975       4,433,040       (522,705)          1990             40
  PA     King of Prussia                1,354,359          3,698,219       5,052,577       (159,123)          1995             40
  PA     Warminster                       891,048          2,518,740       3,409,788       (106,125)          1995             40
  PA     Allentown                        578,632          1,618,025       2,196,657        (72,028)          1995             40
  PA     Bethlehem                        843,324          2,340,805       3,184,129       (104,295)          1995             40
  PA     Norristown                       868,586          2,405,332       3,273,918        (50,835)          1996             40
  PA     Storage Partners of Paoli        433,482            849,584       1,283,065              0           1996             40
  SC     Charleston/Ashley River Rd       475,367          1,298,593       1,773,960        (16,293)          1996             40
  SC     Columbia/Broad River Rd          461,455          1,267,675       1,729,130        (15,995)          1996             40
  TN     Summer                           172,093          2,685,603       2,857,696       (615,157)          1986             40
  TN     Union                            286,925          1,933,333       2,220,258       (412,368)          1987             40
  TN     Memphis/Mt Moriah              1,034,883          2,404,737       3,439,620       (317,408)          1989             40
  TN     Antioch/Nashville                822,125          2,337,391       3,159,516       (163,330)          1994             40
  TN     Keyport (Gateway)                403,492          1,149,225       1,552,717        (67,663)          1994             40
  TN     Chattanooga                      484,457          1,400,826       1,885,283        (40,530)          1995             40
  TN     Memphis/Ridgeway                 638,849          1,290,438       1,929,287        (49,378)          1995             40
  TN     Winchester                       774,069            974,471       1,748,539              0           1996             40
  TN     Nashville/Lebanon Pike         1,366,208          3,748,062       5,114,270        (47,170)          1996             40
  TN     Nashville/Haywood                423,170          1,166,891       1,590,061         (5,164)          1996             40
  TN     Nashville/Murfreesboro           344,720            950,811       1,295,530         (4,263)          1996             40
  TN     SUSA/Poplar Partners, LP       1,750,000             10,635       1,760,635              0           1996             40
  TN     Nashville/Trousdale            1,440,860          3,901,994       5,342,853         (8,223)          1996             40
  TN     Nashville/Murfreesboro         1,222,229          3,309,033       4,531,263         (6,932)          1996             40
  TN     Nashville/Old Hickory Rd       1,271,786          3,444,402       4,716,188         (7,271)          1996             40
  TN     Antioch/Bell Road                841,235          2,280,513       3,121,747         (4,854)          1996             40
  TN     Franklin/Liberty Pike            844,335          2,287,937       3,132,272         (9,607)          1996             40
  TX     Ft. Worth Avenue                 393,893          1,219,703       1,613,596        (71,018)          1994             40
  TX     Euless                           359,330          1,105,097       1,464,427        (58,295)          1994             40
  TX     North Freeway                    687,758          1,931,734       2,619,492       (105,869)          1994             40
  TX     South Freeway                    441,599          1,296,475       1,738,074        (68,112)          1994             40
  TX     White Settlement               1,370,309          3,114,469       4,484,778       (169,012)          1994             40
  TX     Airport Freeway                  616,535          1,850,985       2,467,521        (98,519)          1994             40
  TX     Midway                         1,169,859          2,901,525       4,071,384       (129,345)          1994             40
  TX     Dallas/Preston                 1,194,744          3,262,768       4,457,513        (95,509)          1995             40
  TX     Bedford                          923,948          2,525,303       3,449,251        (32,439)          1996             40
  TX     Spring/I-45 North              1,110,728          3,005,855       4,116,583        (18,795)          1996             40
  TX     Sugarland/Old Mill Rd            675,660          1,830,545       2,506,205         (7,636)          1996             40
  UT     Orem                             629,867          1,749,682       2,379,549       (100,127)          1994             40
  UT     Sandy                            949,065          2,610,341       3,559,406       (147,269)          1994             40
  UT     West Valley                      576,248          1,592,302       2,168,550        (44,482)          1995             40
  VA     Fairfax Station                1,019,015          2,227,285       3,246,299       (164,583)          1993             40
  VA     Chantilly                        882,257          2,515,075       3,397,332       (160,743)          1994             40
  VA     Clarendon                      1,187,575          5,201,724       6,389,299        (70,764)          1996             40
  VA     Reston                           551,285          2,326,986       2,878,271        (40,304)          1996             40
  VA     Falls Church                   1,226,736          3,398,369       4,625,105       (114,597)          1995             40
  VA     Willow Lawn                    1,516,115          4,105,846       5,621,961        (34,258)          1996             40
  VA     Stafford/Jefferson Davis         751,398          2,035,961       2,787,359         (8,523)          1996             40
  VA     Fredericksburg/Jefferson         668,526          1,812,040       2,480,566         (7,592)          1996             40
  VA     Charlottesville/Seminole         748,988          2,029,716       2,778,704         (8,502)          1996             40
  VA     Fredericksburg/Plank Rd          846,358          2,287,063       3,133,422         (9,566)          1996             40
  WA     Vancouver/78th St                753,071          2,045,377       2,798,447        (25,602)          1996             40

                                       =============================================================
                                       $235,139,274     $620,503,025    $855,642,289   ($26,572,972)
                                       =============================================================

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
of Storage USA, Inc.

                  Our report on the consolidated financial statements of SUSA Partnership, L.P. is included in this Form 10-K of SUSA Partnership, L.P. In connection with our audits of such financial statements, we have also audited the related financial statement schedule included in this Form 10-K.

                  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.






                                                 COOPERS & LYBRAND L.L.P.



Baltimore, Maryland
January 29, 1997